EXECUTION VERSION	Exhibit 10-Z(1)
Dated 18 July 2007

(1)	DANA EUROPE FINANCING (IRELAND) LIMITED, as Borrower

(2)	DANA INTERNATIONAL LUXEMBOURG SARL, as Servicer

(3)	The persons from time to time party hereto as Lenders

(4)	GE LEVERAGED LOANS LIMITED, as Administrative Agent

(5)	DANA INTERNATIONAL LUXEMBOURG SARL, as Performance Undertaking Provider

RECEIVABLES LOAN AGREEMENT

LONDON

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Prepayment Notice

THIS AGREEMENT (this “Agreement”) is dated 18 July 2007 and made between:
(1)	DANA EUROPE FINANCING (IRELAND) LIMITED, a limited liability company incorporated under the laws of Ireland, as Borrower;

(2)	DANA INTERNATIONAL LUXEMBOURG SARL, a company organised under the laws of Luxembourg, as Servicer;

(3)	the Lenders from time to time parties hereto;

(4)	GE LEVERAGED LOANS LIMITED, as Administrative Agent; and

(5)	DANA INTERNATIONAL LUXEMBOURG SARL, a company organised under the laws of Luxembourg, as Performance Undertaking Provider.
BACKGROUND:
(A)	The Borrower and the other Purchasers shall from time to time acquire certain Receivables and any Related Security with respect thereto from the Originators pursuant to Originator Sale Agreements.

(B)	In the case of Receivables and Related Security acquired by Purchasers other than the Borrower, the Borrower will make loans secured by, or otherwise acquire Borrower Receivables Interests in, such Receivables and Related Security from such other Purchasers pursuant to the Intermediate Transfer Agreements.

(C)	The Borrower shall charge or otherwise pledge as security all of its right, title and interest in such Receivables and Related Security, Borrower Receivables Interests, the Borrower Operating Accounts and any other Collateral to or for the benefit of the Secured Parties pursuant to the Security Documents.

(D)	To fund its acquisitions under the Originator Sale Agreements and Intermediate Transfer Agreements, as the case may be, the Borrower may from time to time request Loans from the Lenders on the terms and conditions of this Agreement.

(E)	The Lenders have agreed that they shall make Loans in any Approved Currency so requested from time to time, subject to the terms and conditions of this Agreement.
IT IS AGREED that:
1.	DEFINITIONS

1.1	Certain defined terms

Unless otherwise defined herein, capitalised terms which are used herein shall have the meanings assigned to such terms in Clause 2.1 (Certain defined terms) of the Master Schedule of Definitions, Interpretation and Construction, dated 2007 and signed by the parties hereto and others for the purposes of identification (the “Schedule of Definitions”). In the case of any inconsistency between such terms and the terms defined in this Agreement, the terms defined in this Agreement shall prevail for all purpose of this Agreement.

1.2	Other terms

The principles of interpretation set forth in Clauses 2.2 (Other terms) and 2.3 (Computation of time periods) of the Schedule of Definitions shall apply to this Agreement as if fully set forth herein.

2.	AMOUNTS AND TERMS OF THE LOANS

2.1	The Loans
(a)	On the terms and subject to the conditions hereof, on the Closing Date and thereafter from time to time prior to the Facility Termination Date, each Lender shall make Loans to the Borrower in an amount in any Approved Currency equal to its Pro Rata Share of the amount requested by the Borrower pursuant to Clause 2.2 (Borrowing procedures); provided that, after giving effect to such Loans:
(i)	the Euro Equivalent of the aggregate outstanding principal amount of the Loans made by any Lender shall not exceed such Lender’s Commitment; and

(ii)	the Aggregate Principal Balance will not exceed the Maximum Aggregate Principal Balance.
Each Borrowing hereunder shall be in a minimum principal amount equal to such amount as will ensure that (A) no Borrowing would be less than €1,000,000 and no Borrowing denominated in a Local Currency would be less than €250,000 (or the Euro Equivalent thereof). Subject to the foregoing and to the limitations set forth herein, the Borrower may borrow, prepay and reborrow the Loans hereunder.

(b)	The Performance Undertaking Provider may, from time to time upon at least five (5) Business Days prior written notice to the Administrative Agent and each Lender, elect to reduce the Facility Limit; provided, that the Facility Limit may not be reduced below €25,000,000 unless the Facility Limit is reduced to €0; provided, further, that after giving effect to any such reduction and any principal payments on such date, the Aggregate Principal Balance will not exceed the Maximum Aggregate Principal Balance. Any such reduction shall reduce each Lender’s Commitment ratably in accordance with each Lender’s Pro Rata Share. Once the Facility Limit is reduced pursuant to this Clause 2.1(b) it may subsequently be reinstated only by increasing, with the prior written consent of the relevant Lenders and the Administrative Agent, the Commitment of one or more Lenders.
2.2	Borrowing procedures
(a)	Borrowing Request.
(i)	The Borrower shall request a Borrowing hereunder by submitting (or causing the Servicer to submit on behalf of the Borrower) to the Administrative Agent a written notice, substantially in the form of

Exhibit B (Form of Borrowing Request) (each, a “Borrowing Request”) prior to 2:00 p.m. (London time) on the third Business Day prior to the date of the proposed Borrowing (each, a “Borrowing Date”) or such other times agreed upon by the Borrower, the Servicer and the Administrative Agent.
(ii)	Each Borrowing Request shall, among other things (A) specify (I) the desired Approved Currencies for the requested Borrowing, determined in accordance with Clause 2.2(d), (II) for each such Approved Currency, the amount of the requested Borrowing and the Spot Rate (used for the purposes of the Daily Report in connection with which such Borrowing Request is delivered) with respect to each such Approved Currency, (III) the Aggregate Principal Balance after giving effect to such Borrowing, and (IV) the desired Borrowing Date (which shall be an Intra-Month Settlement Date (or such other date as may be agreed by the Borrower, the Servicer and the Administrative Agent)), and (B) certify that, after giving effect to the proposed Borrowing, the Aggregate Principal Balance will not exceed the Maximum Aggregate Principal Balance on such Borrowing Date. Each Borrowing Request shall be irrevocable and binding on the Borrower.
(b)	Lender’s Commitment.
(i)	Any Loan requested by the Borrower in a Borrowing Request shall be made by the Lenders on a pro rata basis in accordance with their respective Pro Rata Shares of such Loan.

(ii)	The obligations of any Lender to make Loans hereunder are several from the obligations of any other Lenders. The failure of any Lender to make Loans hereunder shall not release the obligations of any other Lender to make Loans hereunder, but no Lender shall be responsible for the failure of any other Lender to make any Loan hereunder.

(iii)	Notwithstanding anything herein to the contrary, a Lender shall not be obligated to fund any Loan at any time on or after the Facility Termination Date, at any time a Facility Event exists or would exist after making such Loan, or if, after giving effect thereto (A) the Euro Equivalent of the aggregate outstanding principal balance of the Loans made by such Lender would exceed such Lender’s Commitment (B) the Aggregate Principal Balance will exceed the Maximum Aggregate Principal Balance.

(iv)	In the event that the initial Borrowing does not occur before the date falling three (3) months after the date of this Agreement the Commitments of the Lenders shall be immediately cancelled on that date.
(c)	Disbursement of Funds.

By no later than 11:00 a.m. (London time) on each Borrowing Date, each Lender shall remit its Pro Rata Share of the aggregate amount of the Loans requested by the Borrower as determined above in immediately available funds to the account specified by the Administrative Agent. To the extent that it is in actual receipt of such funds from each Lender, the Administrative Agent shall remit the amount of the Loans requested by the Borrower to the account specified by the Borrower in the relevant Borrowing Request by wire transfer of same day funds. In the event that one or more such Lenders fails to remit such Pro Rata Share (a “Loan Deficit”) as required hereunder (each, a “Defaulting Lender”), GE and any other non-defaulting Lenders who agree to fund the whole or part of their Pro Rata Share of any Loan Deficit (each, a “Non-Defaulting Lender”) shall lend their Pro Rata Share of such Loan Deficit (without giving effect to such Defaulting Lender’s Commitment) subject to the other terms and conditions hereof (including Clause 2.2(b)(iii) (Lender’s Commitment)).

Notwithstanding anything herein to the contrary, each Non-Defaulting Lender shall have the right, without the consent of any Transaction Party, any other Lender or the Administrative Agent, to assign to any such Defaulting Lender, upon demand, the portion of the Loan funded by such Non-Defaulting Lender pursuant to this Clause 2.2(c) for an amount equal to the outstanding principal amount of such portion of the Loan funded by such Non-Defaulting Lender.

(d)	Denomination of Loans.
(i)	Each Loan made by the Lenders hereunder shall be denominated in an Approved Currency. Notwithstanding anything herein or in any other Transaction Document to the contrary, the Borrower shall not request any Loan, and the Lenders shall not be obligated to make any Loan, hereunder if, after giving effect thereto, the Euro Equivalent of the aggregate Principal Balance of the Loans held by the Lenders in each Approved Currency would exceed the product of (A) the Currency Percentage for such Approved Currency set forth in the most recent Portfolio Report delivered under the Servicing Agreement and (B) the Maximum Aggregate Principal Balance, as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement.

(ii)	On each Intra-Month Settlement Date, the Borrower shall, to the extent necessary, make such prepayments and new Borrowings hereunder as may be necessary to cause the Euro Equivalent of the aggregate Principal Balance of the Loans held by the Lenders in each Approved Currency to be equal to or less than the product of (A) the Currency Percentage for such Approved Currency set forth in the most recent Portfolio Report delivered under the Servicing Agreement and (B) the Maximum Aggregate Principal Balance, as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement.
(e)	Redenomination of Local Currencies.
(i)	Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the

European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(ii)	Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (A) without limiting the liability of the Borrower for any amount due under this Agreement and (B) without increasing any Commitment of any Lender, all references in this Agreement to minimum amounts (or integral multiples thereof) denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall, immediately upon such adoption, be replaced by references to such minimum amounts (or integral multiples thereof) as shall be specified herein with respect to Borrowings denominated in Euro.

(iii)	Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time agree with the Performance Undertaking Provider to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

2.3	Use of proceeds

The Borrower shall use the proceeds of the Loans only to (a) pay the purchase price for Receivables or otherwise acquire Borrower Receivables Interest, in each case, pursuant to and in accordance with the terms of the Originator Sale Agreements and Intermediate Transfer Agreements, (b) refinance Loans denominated in one Approved Currency with Loans denominated in another Approved Currency for the purpose of satisfying the requirements set forth in Clause 2.2(d) (Denomination of Loans), (c) pay transaction fees, costs and expenses incurred in connection with the consummation of the transactions contemplated by the Transaction Documents and (d) make payments of principal and interest in respect of the Subordinated Loan pursuant to the Subordinated Loan Agreement to the extent that such proceeds when applied as Collections pursuant to Clause 2.6 (Application of Collection prior to Facility Termination Date) are available for such application in accordance with Clause 2.6(g)(iii); provided, that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Borrower shall not use all or any portion of the proceeds of any Loan to pay the purchase price for, or grant or otherwise acquire Borrower Receivables Interests in, any Receivable (i) if a Daily Report has not been delivered on such day pursuant to and in accordance with Clause 2.3 (Reporting requirements) of the Servicing Agreement, or (ii) that was originated by an Originator with respect to which a Seller Event has occurred and is continuing.
2.4	Interest and Fees
(a)	On each Monthly Settlement Date for a Loan, the Borrower shall pay (in immediately available funds in the currency of such Loan) to the Administrative Agent, all accrued and unpaid Interest with respect to such Loan.

(b)	The Borrower shall pay to the Administrative Agent for and on behalf of itself, the Structuring Agent and the Lenders certain Fees in the amounts and on the dates set forth in (i) the fee agreement of even date herewith between the Borrower, the Performance Undertaking Provider and the Administrative Agent (the “Administrative Agent Fee Letter”), (ii) the fee agreement of date herewith between the Performance Undertaking Provider and the Structuring Agent (the “Structuring Agent Fee Letter”) and (iii) the fee agreement of even date herewith between the Borrower, the Performance Undertaking Provider, the Administrative Agent and the Lenders (the “Lender Fee Letter”).
2.5	Payment and prepayment of Loans
(a)	The Borrower shall repay the outstanding principal amount of each Loan on the Maturity Date. Prior thereto, the Borrower:
(i)	shall, immediately upon any acceleration of the Loans pursuant to Clause 7.3 (Acceleration of maturity), repay the amount of the Loans to the extent so accelerated;

(ii)	shall, if on any date the Aggregate Principal Balance exceeds the Maximum Aggregate Principal Balance, as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement, make a prepayment of the Loans on such date (which prepayment shall be effected by making a deposit to the applicable Borrower Operating Account (Principal) for application in accordance with Clause 2.6 (Application of Collections prior to Facility Termination Date) or Clause 2.7 (Application of Collections after Facility Termination Date), as applicable) in an amount sufficient to cause the Aggregate Principal Balance to be less than or equal to the Maximum Aggregate Principal Balance, as determined by reference to such Portfolio Report;

(iii)	shall, if on any date the Euro Equivalent of the aggregate outstanding principal amount of the Loans for all Lenders exceeds the Maximum Aggregate Principal Balance, make a prepayment of the Loans on such date (which prepayment shall be effected by making a deposit to the applicable Borrower Operating Account (Principal) for application in accordance with Clause 2.6 (Application of Collections prior to Facility Termination Date) or Clause 2.7 (Application of Collections

after Facility Termination Date), as applicable) in an amount sufficient to cause the Euro Equivalent of the aggregate outstanding principal amount of the Loans for all Lenders to be less than or equal to the Maximum Aggregate Principal Balance;

(iv)	from and after the Facility Termination Date, shall repay the Loans out of Collections available for such purpose pursuant to Clause 2.7 (Application of Collections after Facility Termination Date); and

(v)	shall prepay the Loans in the manner specified in, and to the extent required by, Clause 2.2(d) (Denomination of Loans).
(b)	The Borrower may, at its option after consultation with the Performance Undertaking Provider, prepay on any Business Day all or any portion of the Loans upon prior written notice delivered by it to each Lender not later than five (5) Business Days prior to the date of such payment. Each such notice shall be in the form attached as Exhibit C (Form of Prepayment Notice) and shall (i) specify the aggregate amount and Approved Currency of the prepayment to be made on the Loans and the Loans to which such prepayment is to be applied and (ii) specify the Business Day on which the Borrower will make such prepayment. Each such prepayment shall be made ratably among the Lenders based on the Aggregate Principal Balance of the Loans held by each.

(c)	If:
(i)	any amendment or waiver that requires the consent of the Required Lenders does not receive the consent of the Required Lenders, but does receive the consent of Lenders representing more than 51% of the Aggregate Commitments or, if the Commitments have been terminated, Lenders that represented more than 51% of the Aggregate Commitments immediately prior to such termination (any Lender that voted or was deemed to have voted against such amendment or waiver a “Dissenting Lender”);

(ii)	any sum payable to any Lender by the Borrower is required to be increased under Clause 2.15(a) (Indemnity for Taxes);

(iii)	any Lender claims indemnification from the Borrower under Clause 2.15(c) (Indemnity for Taxes), Clause 2.14 (Indemnity for reserves and expenses) or Clause 2.17 (Mandatory costs);

(iv)	any Lender’s Loans are converted into Alternative Rate Loans under Clause 2.12(a) (Illegality);

(v)	any Lender becomes a Defaulting Lender under Clause 2.2(c) (Disbursement of Funds), the Borrower may, at its option after consultation with the Performance Undertaking Provider:

(A)	prepay on any Business Day upon prior written notice delivered by it to the Administrative Agent not later than five (5) Business Days prior to the date of such payment all, and not just a portion of, the participation in the Loans of any Dissenting Lender or Defaulting Lender or, as the case may be, whilst the circumstance giving rise to the requirement, indemnification or conversion continues, of any Lender to whom payments are required to be increased or that is claiming indemnification or whose Eurocurrency Loans have been converted into Alternative Rate Loans pursuant to the clauses mentioned above. The Commitment of such Lender shall be automatically cancelled upon delivery to the Administrative Agent of the Borrower’s prepayment notice. Each such notice shall be in the form attached as Exhibit C (Form of Prepayment Notice) and shall specify (i) the Lender whose participation in the Loans is to be prepaid, (ii) the aggregate amount and Approved Currency of the prepayment to be made on the Loans and the Loans to which such prepayment is to be applied and (iii) the Business Day on which the Borrower will make such prepayment; or

(B)	on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 10.3 (Assignability) all (and not part only) of its rights and obligations under this Agreement to a Lender or other Eligible Assignee (a “Replacement Lender”) selected by the Performance Undertaking Provider, and which is acceptable to the Administrative Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the Aggregate Principal Balance and all accrued Interest and/or Liquidation Fees, break costs and other amounts payable in relation thereto under the Transaction Documents. The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:
(I)	neither the Borrower nor the Performance Undertaking Provider shall have any right to replace the Administrative Agent;

(II)	neither the Administrative Agent nor the Lender shall have any obligation to the Borrower or the Performance Undertaking Provider to find a Replacement Lender;

(III)	in the event of a replacement of a Dissenting Lender such replacement must take place no later than 90 days after the date the Dissenting Lender notifies the Borrower and the Administrative Agent of its failure or refusal to agree to any consent, waiver or amendment to the Transaction Documents requested by the Borrower; and

(IV)	in no event shall the Lender replaced under this Clause 2.5(c)(B) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Transaction Documents.
(d)	Each prepayment of the Loans (whether optional or mandatory) must be accompanied by a payment of all accrued and unpaid Interest on the amount prepaid and any other amounts (including amounts payable under Clause 2.11 (Breakage costs)) due hereunder in respect of such prepayment.
2.6	Application of Collections prior to Facility Termination Date
(a)	On each Business Day prior to the Facility Termination Date, the Borrower shall (and shall cause the Servicer to) cause:
(i)	(x) all Collections and other amounts deposited into any Existing Collection Account (other than any amount deposited into an Existing Collection Account solely for the purpose of funding an Other Permitted Payment), and (y) any Collections or other amounts otherwise received by any Transaction Party in respect of the Receivables, in each case, to be deposited into a New Collection Account no later than the Business Day immediately following the day on which such amounts were deposited into such Existing Collection Accounts or otherwise received;

(ii)	all Collections and other amounts deposited into any New Collection Account to be deposited into a Borrower Operating Account no later than the Business Day immediately following the day on which such amounts were deposited into such New Collection Accounts; and

(iii)	(x) all Collections and other amounts in respect of the Pool Receivables, the Related Security or the Collateral deposited to any Borrower Operating Account to be retained in such Borrower Operating Account, and (y) all other amounts deposited to any Borrower Operating Account to be deposited to the applicable Originator’s Designated Account, in each case, no later than the second (2nd) Business Day immediately following the day on which such amounts were identified by the Borrower (or the Servicer on behalf of the Borrower) as having been deposited into such New Collection Accounts.
(b)	On each Business Day prior to the Facility Termination Date, the Borrower shall (and shall cause the Servicer to) cause all Collections retained in such Borrower Operating Accounts pursuant to Clause 2.6(a)(ii) (including, if applicable, any investment earnings received with respect to funds on deposit in such Borrower Operating Accounts) to be applied in the following order of priority:
(i)	on a pro rata basis in no order of priority amongst themselves:

(A)	pay all operating costs, expenses, Agreed Annual Income and Taxes of the Borrower and the Spanish Account SPV then due and payable, as instructed by the Borrower or the Spanish Account SPV; provided that the aggregate amount so paid during any calendar year pursuant to this Clause 2.6(b)(i)(A) shall not exceed €100,000;

(B)	deposit to the Borrower Operating Account (Interest) for the benefit of the Administrative Agent an amount equal to (i) any Fees then due and payable to the Administrative Agent pursuant to the Administrative Agent Fee Letter, and (ii) any unreimbursed Transaction Party Obligations then due and payable to the Administrative Agent in respect of costs and expenses incurred in connection with the enforcement of any Transaction Document or the collection of any amounts due thereunder; and

(C)	deposit to the Borrower Operating Account (Interest) for the benefit of the Lenders, an amount equal to the aggregate Interest and Fees accrued through such day and not previously deposited to a Borrower Operating Account (Interest) (such amount to be allocated among the Lenders ratably in accordance with the proportion of such amounts owing to each such Person) (provided, that for purposes of determining the amount of Interest and Fees accrued through (x) any day (other than a day described in sub-clause (y) below), such determination shall be made based on the relevant rate, percentage or other item or amount as of the immediately preceding Monthly Settlement Date, unless the actual rate, percentage or other item or amount has been notified to the Borrower and the Servicer, and (y) any day falling prior to the initial Monthly Settlement Date, any such determination shall be made on a basis agreed between the Borrower, the Servicer and the Administrative Agent);
(ii)	if the Aggregate Principal Balance exceeds the Maximum Aggregate Principal Balance as determined by reference to the most recent Portfolio Report delivered under the Servicing Agreement, deposit to the applicable Borrower Operating Account (Principal) an amount necessary to cause the Aggregate Principal Balance to be less than or equal to the Maximum Aggregate Principal Balance, as determined by reference to such Portfolio Report;

(iii)	if any Transaction Party Obligations (other than any amount described in Clauses 2.6(b)(i) and (ii)) are then due and payable by the Borrower to any Secured Party, pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Transaction Party Obligations so due and payable (in the currency in which such Transaction Party Obligations are payable);

(iv)	retain in one or more Borrower Operating Accounts for the benefit of the Servicer, an amount equal to the aggregate Servicing Fee accrued through such day and not previously retained for such purpose pursuant to this sub-clause (iv);

(v)	pay all operating costs, expenses, Agreed Annual Income and Taxes of the Borrower and the Spanish Account SPV then due and payable and not paid pursuant to Clause 2.6(b)(i)(A) above, as instructed by the Borrower or the Spanish Account SPV, as the case may be;

(vi)	pay to the Servicer, for the benefit of the applicable Italian Originators, an amount equal to any unreimbursed RIBA Advances; and

(vii)	remit any remaining Collections to the Borrower for application in accordance with Clause 2.6(g) below (any such remittance, a “Release”); provided that, if the conditions precedent for such Release set forth in Clause 3.2 (Conditions precedent to all borrowings and releases) are not satisfied, the Borrower shall (and shall cause the Servicer to) cause any such remaining Collections to be retained in the Borrower Operating Accounts and shall apply such Collections in accordance with this Clause 2.6 or Clause 2.7 (Application of Collections after Facility Termination Date) on the next Business Day.
(c)	(i)	On each Monthly Settlement Date, the Borrower shall (and shall cause the Servicer to) pay to the Administrative Agent for the account of the Lenders all Interest accrued during the relevant calendar month from Collections deposited to the Borrower Operating Account (Interest) for such purpose pursuant to Clause 2.6(b)(i)(C).

	(ii)	On each date on which any Fees are payable pursuant to the Fee Letters, the Borrower shall (and shall cause the Servicer to) pay such Fees to the Persons entitled thereto pursuant to the Fee Letters out of Collections deposited to the Borrower Operating Account (Interest) for such purpose pursuant to Clauses 2.6(b)(i)(B) and 2.6(b)(i)(C), as applicable.

	(iii)	Notwithstanding anything to the contrary in Clause 2.6(b)(i)(C), it is understood and agreed that the Interest and Fees payable hereunder will be based on the actual rates, percentages, and other items and amounts during the relevant period. In the event that the amount allocated during any relevant period in respect of Interest and Fees pursuant to Clause 2.6(b)(i)(C) is (A) greater than the actual Interest and Fees for such period, the excess shall (on the relevant date of determination) be deposited to one or more Borrower Operating Accounts and applied in accordance with Clause 2.6(b) and (B) less than the actual Interest and Fees for such period, the Borrower shall (and shall cause the Servicer to) cause an additional amount equal to such shortfall to be deposited into the applicable Borrower Operating Account (Interest) (on the relevant date of determination).

(d)	To the extent practicable, the Servicer shall cause all Collections applied pursuant to Clause 2.6(b) in respect of any Transaction Party Obligations to be denominated in the same currency in which such Transaction Party Obligations are payable. To the extent that Transaction Party Obligations payable or to become payable in any currency exceed the amount of Collections in that currency and available for such payment, and Collections in any other currency are available (after giving effect to the order of priority set forth in Clause 2.6(b)) for such payment, the Servicer shall allocate such other Collections to the payment of such Transaction Party Obligations, and on the relevant payment date the Servicer shall cause such other Collections to be converted into the relevant currency of payment in accordance with Clause 2.16 (Conversion of Currencies) and shall apply the amounts so converted to the making of such payment.

(e)	In the event any deposit is made to a Borrower Operating Account (Principal) pursuant to Clause 2.6(b)(ii), the amount of such deposit shall be allocated among all Lenders by the Administrative Agent ratably in proportion to the Aggregate Principal Balance of the Loans held by each. On the next Settlement Date, the Borrower shall (and shall cause the Servicer to) distribute to the Administrative Agent for payment to each Lender its allocable share of such deposit for application to the repayment of the Loans held by such Lender. Notwithstanding the foregoing, if on any Business Day after such deposit is made and prior to the distribution of such deposit pursuant to this Clause 2.6(e), the Servicer delivers a Portfolio Report with more recent data indicating that the Aggregate Principal Balance is less than or equal to the Maximum Aggregate Principal Balance, the Borrower may (or may cause the Servicer to) withdraw the Collections so deposited for application in accordance with Clause 2.6(b) to the extent that, after giving effect to such withdrawal and application, the Aggregate Principal Balance is less than or equal to the Maximum Aggregate Principal Balance, as determined by reference to such Portfolio Report.

(f)	On each Servicing Fee Payment Date, the Borrower shall (and shall direct the Servicer to) pay to the Servicer the accrued and unpaid Servicing Fee allocable to it out of Collections retained in the Borrower Operating Accounts for such purpose pursuant to Clause 2.6(b)(iv).

(g)	Any Collections remitted to the Borrower pursuant to Clause 2.6(b)(vii) shall be applied by the Servicer, on behalf of the Borrower:
(i)	first, if so requested by the Borrower (acting upon the instructions of the Servicer), to pay or prepay (or set aside for the payment or prepayment of) Loans or other Transaction Party Obligations that are then due and payable;

(ii)	second, to pay the purchase price for Receivables or to grant or otherwise acquire Borrower Receivables Interests, in each case pursuant to (and in accordance with) the Originator Sale Agreements or Intermediate Transfer Agreements, as the case may be (provided, that, notwithstanding anything herein or in any other Transaction Document to the contrary, the Borrower shall not use all or any portion of the proceeds of any Release to pay the purchase price for, or grant or otherwise acquire Borrower Receivables Interests in, any Receivable that was originated by an Originator with respect to which a Seller Event has occurred and is continuing);

(iii)	third, only if no Facility Event then exists or the Final Payout Date has occurred, to make payments of principal and interest in respect of the Subordinated Loans and any other amounts owing to the Subordinated Lender pursuant to the Subordinated Loan Agreement; and

(iv)	fourth, in such other manner as the Borrower (acting upon the instructions of the Servicer) may specify and that is permitted by the terms of the Transaction Documents; provided that, if all or any portion of the Collections remitted to the Borrower pursuant to Clause 2.6(b)(vii) are not applied pursuant to this Clause 2.6(g), the Borrower shall (and shall cause the Servicer to) cause any such remaining Collections to be retained in one or more Borrower Operating Accounts and shall apply such Collections in accordance with this Clause 2.6 or Clause 2.7 (Application of Collections after Facility Termination Date) on the next Business Day; provided, further, that after the Final Payout Date any funds available pursuant to this Clause 2.6(g)(iv) shall be paid by the Borrower to the Subordinated Lender as additional interest under the Subordinated Loan Agreement.
(h)	Unless otherwise agreed by the Originators, in each case, to the extent affected thereby, the amount of Collections remitted to the Borrower pursuant to Clause 2.6(b)(vii) or Clause 2.7(b)(ix) (Application of Collections after Facility Termination Date), as the case may be, on any day shall be applied to the payment of amounts described in Clauses 2.6(g)(ii) or Clause 2.7(d)(i) (Application of Collections after Facility Termination Date), as applicable, on a pro rata basis according to the amounts owing to such Persons.
2.7	Application of Collections after Facility Termination Date
(a)	On the Facility Termination Date, and on each Business Day thereafter until the Final Payout Date, the Borrower shall (and shall cause the Servicer to) cause:
(i)	(x) all Collections and other amounts deposited into any Existing Collection Account, and (y) any Collections or other amounts otherwise received by any Transaction Party in respect of the Receivables, in each case, to be deposited into a New Collection Account no later than the Business Day immediately following the day on which such amounts were deposited into such Existing Collection Accounts or otherwise received;

(ii)	all Collections and other amounts deposited into any New Collection Account to be deposited into a Borrower Operating Account no later than the Business Day immediately following the day on which such amounts were deposited into such New Collection Accounts; and

(iii)	(x) all Collections and other amounts in respect of the Pool Receivables, the Related Security or the Collateral deposited to any Borrower Operating Account to be retained in such Borrower Operating Account, and (y) all other amounts deposited to any Borrower Operating Account to be deposited to the applicable Originator’s Designated Account, in each case, no later than the second (2nd) Business Day immediately following the day on which such amounts were identified by the Borrower (or the Servicer on behalf of the Borrower) as having been deposited into such Borrower Operating Accounts;
(b)	On each Settlement Date to occur on or after the Facility Termination Date, the Borrower (or the Administrative Agent acting on behalf of the Borrower) shall cause all funds on deposit in the Borrower Operating Accounts from time to time, including any investment earnings received with respect to such funds, (collectively, “Borrower Operating Account Funds”), to be distributed in the following order of priority:
(i)	first, to pay, on a pro rata basis in no order of priority amongst themselves:
(A)	to the Administrative Agent an amount equal to any unreimbursed Transaction Party Obligations then owing to the Administrative Agent in respect of costs and expenses incurred in connection with the enforcement of any Facility Account or Transaction Document or the collection of any amounts due thereunder; and

(B)	all operating costs, expenses, Agreed Annual Income and Taxes of the Borrower and the Spanish Account SPV then due and payable, as instructed by the Borrower or the Spanish Account SPV; provided that the aggregate amount so paid during any calendar year pursuant to this Clause 2.7(b)(i)(B), when combined with the aggregate amount paid during such calendar year pursuant to Clause 2.6(b)(i)(C), shall not exceed €100,000;
(ii)	second, if the Servicer is a Person other than a Transaction Party or an Affiliate thereof, to pay to such Servicer the accrued and unpaid Servicing Fee;

(iii)	third, to pay to the Lenders and the Administrative Agent an amount equal to the aggregate accrued and unpaid Interest and Fees payable to each such Person (ratably in accordance with the proportion of such amounts owing to each such Person);

(iv)	fourth, to pay to the Lenders an amount equal to the Aggregate Principal Balance of the Loans (ratably in accordance with the Euro Equivalent of the outstanding Principal Balance of the Loans held by each);

(v)	fifth, if any Transaction Party Obligations (other than any amount described in Clauses 2.7(b)(i) to (iv) above are then due and payable to any Secured Party, to pay to each such Secured Party (ratably in accordance with the amounts owing to each) the Transaction Party Obligations so due and payable;

(vi)	sixth, to pay all operating costs, expenses, Agreed Annual Income and Taxes of the Borrower and the Spanish Account SPV then due and payable and not paid pursuant to Clause 2.7(b)(i)(B) above, as instructed by the Borrower or the Spanish Account SPV, as the case may be;

(vii)	seventh, if the Servicer is a Transaction Party or an Affiliate thereof, pay to the Servicer the accrued and unpaid Servicing Fee;

(viii)	eighth, pay to the Servicer, for the benefit of the applicable Italian Originators, an amount equal to any unreimbursed RIBA Advances; and

(ix)	ninth, after all Transaction Party Obligations are paid in full, pay to the Borrower any remaining Collections for application in accordance with Clause 2.7(d).
(c)	To the extent practicable, the Borrower (or the Administrative Agent acting on behalf of the Borrower) shall apply Borrower Operating Account Funds denominated in a currency to the payment of amounts payable pursuant to Clause 2.7(b) in the same currency. To the extent that aggregate amounts payable or to become payable in any currency exceed the amount of Borrower Operating Account Funds denominated in that currency and available for such payment, and Borrower Operating Account Funds denominated in any other currency are available (after giving effect to the order of priority set forth in Clause 2.7(b)) for such payment, the Borrower (or the Administrative Agent acting on behalf of the Borrower) shall allocate such other Borrower Operating Account Funds to the payment of such amount, and on the relevant payment date the Borrower (or the Administrative Agent acting on behalf of the Borrower) shall cause such other Borrower Operating Account Funds to be converted into the relevant currency of payment using commercially reasonable methods and shall apply the amounts so converted to the making of such payment.

(d)	Any Collections remitted to the Borrower pursuant to Clause 2.7(b)(ix) shall be applied by the Servicer, on behalf of the Borrower (i) first, to make payments of principal and interest in respect of the Subordinated Loans and any other amounts owing to the Subordinated Lender pursuant to the Subordinated Loan Agreement; and (ii) second, in such other manner as the Borrower may specify and that is permitted by the terms of the Transaction Documents; provided, that after the Final Payout Date any funds available pursuant to this Clause 2.7(d) shall be paid by the Borrower to the Subordinated Lender as additional interest under the Subordinated Loan Agreement.

2.8	Deemed Collections; application of payments
(a)	Each of the parties hereto agrees that, unless otherwise required by contract or applicable Law or clearly indicated by facts or circumstances or unless an Obligor designates that a payment be applied to a specific Receivable, all Collections from an Obligor shall be applied to the oldest Receivables (whether or not such Receivables are Pool Receivables) of such Obligor.

(b)	If and to the extent the Administrative Agent, any Lender or any Indemnified Party shall be required for any reason to pay over to an Obligor, any Transaction Party or any other Person (other than in accordance herewith) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Borrower and, accordingly, the Administrative Agent, such Lender or such Indemnified Party, as the case may be, shall have a claim against the Borrower for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

(c)	If on any day a Pool Receivable or any part thereof becomes a Diluted Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such Diluted Receivable or part thereof.

(d)	If on any day it is determined that any of the representations or warranties in Clause 4.1 (Representations and warranties of the Borrower) was untrue with respect to a Pool Receivable or the nature of any Purchaser’s or the Administrative Agent’s interest in such Pool Receivable, the Borrower shall be deemed to have received on such day a Collection of such Pool Receivable in an amount equal to the Unpaid Balance thereof.

(e)	If on any day a RIBA Dilution occurs, the Borrower shall be deemed to have received on such day a Collection in the amount of such RIBA Dilution.

(f)	Not later than the first Business Day after the Borrower is notified in writing or otherwise becomes aware that it has been deemed pursuant to this Clause 2.8 to have received a Deemed Collection, the Borrower shall deposit in a Borrower Operating Account, in same day funds, the amount of such Deemed Collection; provided that the amount so payable by the Borrower shall not exceed the amount (if any) required (after giving effect to any Deemed Collection to be paid by any other Transaction Party on such day) in order to cause the Aggregate Principal Balance to be less than or equal to the Maximum Aggregate Principal Balance. Any such amount shall be applied as a Collection in accordance with Clauses 2.6 (Application of Collections prior to Facility Termination Date) or 2.7 (Application of Collections after Facility Termination Date), as applicable.
2.9	Payments and computations, etc
(a)	All amounts to be paid by the Borrower or the Servicer to the Administrative Agent, any Lender or any other Secured Party shall be paid no later than 11:00 a.m. (London time) on the day when due in immediately available funds

(without counterclaim, setoff, deduction, defense, abatement, suspension or deferment) to the account designated by such Person. All amounts to be deposited by the Borrower or the Servicer into any Facility Account, the Administrative Agent’s Account or any other account shall be deposited in immediately available funds no later than 11:00 a.m. (London time) on the date when due.

(b)	The Borrower shall (and shall cause the Servicer to), to the extent permitted by Law, pay interest on any amount not paid or deposited by it when due hereunder (after as well as before judgment), at an interest rate per annum equal to the Default Rate, payable on demand.

(c)	All computations of Interest and other amounts hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the date of payment) elapsed, except that (i) computations of Interest with respect to any amount denominated in Sterling or any amount in respect of Fees shall be made on the basis of a year of 365 days (or 366, as applicable), and (ii) in any case where the practice of the relevant interbank market differs, computations of interest and Interest shall be made in accordance with that market practice. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit. Any computations by the Administrative Agent or the applicable Lender of amounts payable by the Borrower hereunder shall be binding upon the Borrower absent manifest error.

(d)	All payments of principal and interest in respect of any Loan shall be made in the same Approved Currency as the Approved Currency in which such Loan is denominated. All other payments to be made by the Servicer or the Borrower hereunder shall be made solely in Euro.
2.10	Consolidation
(a)	When an Interest Period for a Loan denominated in one Approved Currency ends on the same day as the current Interest Period for any other Loan denominated in the same Approved Currency, those Loans will be consolidated and treated as one Loan.
2.11	Breakage costs
(a)	The Borrower shall indemnify each Lender and the Administrative Agent against any loss, cost or expense incurred by it as a result of the failure of any Borrowing to be made for any reason on the date specified by the Borrower pursuant to, and in accordance with, Clause 2.2 (Borrowing procedures), (other than by reason of default, gross negligence or wilful misconduct of that Person alone).

(b)	The Borrower further agrees to pay all Liquidation Fees associated with a reduction of the Principal Balance of any Loan other than on an Intra-Month Settlement Date.

(c)	A certificate as to any loss, expense or Liquidation Fees payable pursuant to this Clause 2.11 submitted by any Lender to the Borrower shall be conclusive in the absence of manifest error.
2.12	Illegality
(a)	Notwithstanding any other provision of this Agreement, if the adoption of or any change in any Law or in the interpretation or application thereof by any relevant Official Body shall make it unlawful for any Lender to make or maintain Loans for which Interest is calculated by reference to the Adjusted Eurocurrency Rate (each a “Eurocurrency Loan”) as contemplated by this Agreement or to obtain in the interbank Eurocurrency market the funds with which to make or maintain any such Eurocurrency Loan (a) such Lender shall promptly notify the Administrative Agent, the Servicer and the Borrower thereof, (b) the obligation of such Lender to fund or maintain Eurocurrency Loans or continue Eurocurrency Loans as such shall forthwith be cancelled and (c) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by Law into a Loan that accrues Interest based on the Alternative Rate (each an “Alternative Rate Loan”).

(b)	In this Agreement, “Alternative Rate” means the rate of interest determined by the Administrative Agent pursuant to a substitute basis for determining the rate of interest agreed between the Administrative Agent and the Performance Undertaking Provider, provided that if the Administrative Agent and the Performance Undertaking Provider have not agreed a substitute basis for determining the rate of interest hereunder within 10 Business Days of the date on which the circumstances necessitating the determination of the Alternative Rate were notified to the Administrative Agent, the Alternative Rate shall be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably request.

(c)	Any substitute basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Performance Undertaking Provider, be binding on all Parties.
2.13	Inability to determine Eurocurrency Rate

If prior to the commencement of any Interest Period for a Eurocurrency Loan:
(a)	the applicable Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining on a timely basis the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b)	the applicable Lender determines that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lender of making or maintaining the related Loan for such Interest Period;

then, such Lender shall give notice thereof to the Borrower and the Administrative Agent by telephone or facsimile as promptly as practicable thereafter and, until the circumstances giving rise to such notice no longer exist any Eurocurrency Loan shall as of the last day of the Interest Period applicable thereto be converted to or continued as an Alternative Rate Loan.
2.14	Indemnity for reserves and expenses
(a)	If any Change in Law shall:
(i)	impose or modify any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or those for which payment has been made pursuant to Clause 2.17 (Mandatory Costs)); or

(ii)	impose on any Indemnified Party (or on the U.S. market for certificates of deposit or the London interbank market) any other cost affecting or with respect to this Agreement or any other Transaction Document or Eurocurrency Loans made or maintained by such Indemnified Party (except those for which payment has been made pursuant to Clause 2.15 (Indemnity for Taxes) or 2.17 (Mandatory Costs)) or the maintenance or financing of the Loans hereunder, directly or indirectly;
and the result of any of the foregoing shall be to increase the cost to such Indemnified Party of making or maintaining any Loan (or of maintaining its obligation to fund any such Loan) or to reduce the amount of any sum received or receivable by such Indemnified Party hereunder (whether of principal, interest or otherwise), or to reduce the rate of return from a Loan or on an Indemnified Party’s overall capital, then on the tenth (10th) day immediately following notification thereof pursuant to Clause 2.14(d) the Borrower will pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such additional costs incurred or reduction suffered.

(b)	A certificate of an Indemnified Party setting forth the amount or amounts necessary to compensate such Indemnified Party or its holding company, as applicable, as specified in clause (a) of this Clause 2.14 shall be delivered to the Borrower and the Servicer and shall be conclusive absent manifest error.

(c)	Promptly after any Indemnified Party has determined that it will make a request for compensation pursuant to this Clause 2.14, such Indemnified Party shall notify the Borrower of such determination. Failure or delay on the part of any Indemnified Party to demand compensation pursuant to this Clause 2.14 shall not constitute a waiver of such Indemnified Party’s right to demand such compensation.

(d)	Notwithstanding anything in this Clause 2.14 to the contrary, the Borrower shall not be required to pay to any Indemnified Party any amount pursuant to this Clause 2.14 to the extent (i) such amount has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document or (ii) such amounts constitute Excluded Taxes.
2.15	Indemnity for Taxes
(a)	Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Clause 2.15) the recipient of such payment receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

(b)	The Borrower is not required to make an increased payment to a Lender under paragraph (a) above, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a deduction for Indemnified Taxes if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change in Law after the date it became a Lender under this Agreement.

(c)	The Borrower shall indemnify each Indemnified Party within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Indemnified Party on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Clause 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by an Indemnified Party, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)	As soon as practicable after any payment of Indemnified Taxes by the Borrower to an Official Body, the Borrower shall deliver to the applicable Person the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Person.

(e)	Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent) and file with the appropriate Official Body (if required), at the time or times prescribed by applicable Law, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)	If the Borrower makes a payment to an Indemnified Party under this Clause 2.15 and the relevant Indemnified Party determines that:
(i)	a Tax Credit is attributable to such payment; and

(ii)	that Indemnified Party has obtained, utilised and retained that Tax Credit, that Indemnified Party shall pay an amount to the Borrower which that Indemnified Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the payment not been required to be made by the Borrower. For the purpose of this Clause 2.15(f) “Tax Credit” means a credit against, relief on remission for, or repayment of, any tax.
This Clause 2.15 shall not be construed to require any Indemnified Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

(g)	Notwithstanding anything in this Clause 2.15 to the contrary, the Borrower shall not be required to pay to any Indemnified Party any amount pursuant to this Clause 2.15 to the extent (i) such amount has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document or (ii) such amounts constitute Excluded Taxes.

(h)	Each of the initial Lenders hereby represents and warrants to the Borrower that as of the Closing Date it is a Qualifying Lender.
2.16	Conversion of currencies
(a)	If, on any day a payment is due and payable hereunder or under any other Transaction Document, it is necessary for funds in one currency to be converted into another currency in order to make any payment required to be made pursuant to Clauses 2.6 (Application of Collections prior to Facility Termination Date) or 2.7 (Application of Collections after Facility Termination Date), as applicable, the Borrower shall (and shall cause the Servicer to) solicit offer quotations from at least two foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The Borrower shall (and shall cause the Servicer to) effect such exchange (or, if applicable, shall instruct the Administrative Agent to effect such exchange) as soon thereafter as is reasonably practicable but in no event later than two Business Days thereafter.

(b)	On each Exchange Rate Determination Date, the Borrower shall (and shall cause the Servicer to) determine the Spot Rate for each Local Currency and give notice thereof to the Administrative Agent. In the event the Spot Rate for such Local Currency cannot be determined by the Servicer because the relevant exchange rate does not appear on any European Central Bank or Bloomberg historical pricing page for such currency as set forth in the definition of Spot Rate, then the Spot Rate shall be determined by the

Administrative Agent and notified to the Borrower and the Servicer in accordance with such definition.
(c)	Whenever any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in a Local Currency shall be converted to Euro using the Spot Rate determined for the Exchange Rate Determination Date immediately preceding the date of such calculation.
2.17	Mandatory costs
(a)	In order to compensate each Lender for the cost of its compliance (if any) with the requirements of the Bank of England, the Financial Services Authority and/or the European Central Bank (or, in each case, any other authority which replaces all or any of its functions), each such Lender may (only to the extent not reflected in the Statutory Reserves and the Eurocurrency Rate Reserve Percentage) require the Borrower to pay, contemporaneously with each payment of Interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule 3 (Mandatory Cost Rate).

(b)	Any additional interest owed pursuant to Clause 2.17(a) shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five (5) Business Days before each date on which Interest is payable for the applicable Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to such Lender on each date on which Interest is payable for such Loan.
2.18	Mitigation obligations

If an event occurs as a result of which any Indemnified Party requests compensation under Clause 2.11 (Breakage costs), Clause 2.14 (Indemnity for reserves and expenses) or 2.17 (Mandatory costs), or if any cancellation occurs under Clause 2.12 (Illegality) or if the Borrower is required to pay any additional amount to any Indemnified Party or any Official Body for the account of any Indemnified Party pursuant to Clause 2.15 (Indemnity for Taxes), then such Indemnified Party shall, in consultation with the Borrower, use reasonable efforts to mitigate or avoid the effects of such event. For the avoidance of doubt, an Indemnified Party is not obliged to take any steps under this Clause 2.18 if in the opinion of that Indemnified Party (acting reasonably) to do so might be prejudicial to it and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Indemnified Party in connection with any action taken by such Indemnified Party pursuant to, or in connection with, this Clause 2.18.

2.19	Proceeds of Subordinated Loans
(a)	On the Closing Date the Borrower shall request a Subordinated Loan in an amount equal to the excess of (i) the aggregate purchase price of the Receivables to be transferred to the Borrower pursuant to the Intermediate

Transfer Agreements and the Originator Sale Agreements, over (ii) the aggregate amount of the Loans made by the Lenders to the Borrower on the Closing Date in respect of such Receivables.

(b)	If on any day the Borrower has insufficient funds to pay the full purchase price of Receivables to be purchased on such day pursuant to, and in accordance with the terms and conditions of, the Intermediate Transfer Agreements and the Originator Sale Agreements, the Borrower shall request a Subordinated Loan on such day in amount equal to such insufficiency.
2.20	Adjustments to the Applicable MAPB Percentage

If as at the end of any Calculation Period, (i) from and including the Calculation Period commencing on 1 October 2007 but prior to the end of the Initial Ratio Period the Dilution Ratio exceeds 6% or thereafter the three month rolling average Dilution Ratio exceeds the Dilution Benchmark Percentage plus 3.5% or (ii) the Days Sales Outstanding exceeds 85 days, the Administrative Agent may (and, if instructed by the Required Lenders, shall) upon six (6) Business Days’ written notice to the Borrower and the Servicer make such adjustments to the Applicable MAPB Percentage as it shall see fit acting in good faith. Any notice of an adjustment to the Applicable MAPB Percentage shall also indicate the percentage level of the Dilution Ratio and number of days Days Sales Outstanding that shall be required to trigger a further review and increase or reduction by the Administrative Agent of the Applicable MAPB Percentage. Any adjustment to the Applicable MAPB Percentage pursuant to this Clause shall cease to apply to the Applicable MAPB Percentage after the third consecutive Ratio Reporting Date on which the three month rolling average Dilution Ratio is less than or equal to the Dilution Benchmark Percentage plus 3.5% or the Days Sales Outstanding is less than or equal to 85 days, as applicable.

3.	CONDITIONS TO BORROWINGS

3.1	Conditions precedent to initial borrowing

The occurrence of the Closing Date and the initial Borrowing under this Agreement is each subject to the conditions precedent that:
(a)	consummation of the transactions contemplated herein shall have occurred or shall occur simultaneously with the initial purchase by the Purchasers under the applicable Originator Sale Agreements; and

(b)	the Administrative Agent shall have received on or before the date of such Borrowing all of the instruments, documents, agreements and certificates specified on Schedule 2 (Conditions Precedent Documents), each (unless otherwise indicated) dated the Closing Date, in form and substance satisfactory to the Administrative Agent and such other instruments, documents, agreements, certificates and opinions as the Administrative Agent shall otherwise require. The Administrative Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

3.2	Conditions precedent to all borrowings and releases

Each Borrowing (including the initial Borrowing) and each Release hereunder shall be subject to the further conditions precedent that (a) each Lender shall have received any necessary approvals, documents, instruments, certificates and opinions for that Borrowing and (b) on the date of such Borrowing or Release the following statements shall be true (and acceptance of the proceeds of any such Borrowing or Release shall be deemed a representation and warranty by the Borrower that such statements are then true by reference to the facts and circumstances existing on the date of such Borrowing or Release):
(i)	In the case of a Borrowing, the making of such Loan does not violate any provisions of Clause 2.1 (The Loans);

(ii)	In the case of a Borrowing, the Borrower has delivered a Borrowing Request, appropriately completed, within the time period required by Clause 2.2 (Borrowing procedures);

(iii)	In the case of any Borrowing or Release, the Servicer shall have delivered a Daily Report pursuant to and in accordance with Clause 2.3 (Reporting requirements) of the Servicing Agreement on the date of such Borrowing or Release;

(iv)	The Facility Termination Date has not occurred and no event exists, or would result from such Borrowing or Release, that constitutes a Facility Termination Event or Facility Suspension Event or, in the case of a Borrowing only, a Potential Facility Termination Event or Potential Facility Suspension Event;

(v)	All Fees required to be paid on or prior to the date of such Borrowing or Release in accordance with the Fee Letters and the Commitment Letter and all fees and expenses described in Clauses 10.4 (Costs and expenses) to the extent then due and payable shall have been paid in full in accordance with the terms thereof;

(vi)	No portion of the proceeds of such Borrowing or Release will be used by the Borrower to pay the purchase price for, or grant or otherwise acquire Borrower Receivables Interests in, any Receivable that was originated by an Originator with respect to which a Seller Event has occurred and is continuing;

(vii)	After giving effect to such Borrowing or Release and the use of the proceeds thereof in accordance with Clause 2.3 (Use of proceeds) the Aggregate Principal Balance does not exceed the Maximum Aggregate Principal Balance; and

(viii)	Any Subordinated Loan requested on the date of such Borrowing or Release shall have been (or shall simultaneously with such Borrowing or Release be) made by the Subordinated Lender.

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties of the Borrower

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that on the Closing Date:
(a)	It (i) is a limited liability company duly incorporated and validly existing under the laws of its jurisdiction of incorporation, (ii) is duly qualified to do business in every other jurisdiction where the nature of its business requires it to be so qualified, unless the failure to so qualify would not reasonably be expected to have a Material Adverse Effect, and (iii) has all corporate or other organisational power and authority and all licences, authorisations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to perform its obligations under the Transaction Documents to which it is a party and to carry on its business in each jurisdiction in which its business is now conducted unless the failure to have such power, authority licences, authorisations, consents, approvals and qualifications would not reasonably be expected to have a Material Adverse Effect.

(b)	The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party, including the Borrower’s use of the proceeds of Loans (i) are within its corporate powers, (ii) have been duly authorised by all necessary corporate action, (iii) are in its interest and it will receive the corporate benefit as a result of the transactions contemplated hereby and thereby and the value of the consideration obtained by it under the transactions contemplated hereby and thereby is not less than the value of, and is fully and fairly equivalent to, the consideration which it provides, (iv) do not contravene or constitute a default under (A) its Organic Documents, (B) any applicable Law, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction or decree which is valid and binding on or affecting it or its property except in each case where any such contravention or default would not reasonably be expected to have a Material Adverse Effect and (v) do not result in or require the creation or imposition of any Adverse Claim (other than Permitted Adverse Claims) upon or with respect to any of its properties. Each Transaction Document to which the Borrower is a party has been duly executed and delivered by the Borrower.

(c)	No authorisation or approval or other action by, and no notice to or filing or registration with, any Official Body or official thereof or any third party is required for the due execution, delivery and performance by it of this Agreement or any other Transaction Documents to which it is a party or any other document to be delivered by it hereunder or thereunder, except for the actions taken or referred to in Schedule 2 (Conditions Precedent Documents) all of which have been (or on or before the Closing Date will have been) duly made or taken, as the case may be, and are in full force and effect and except where the failure to have obtained any such authorization or approval or taken any such action or made any such filing or notice would not reasonably be expected to have a Material Adverse Effect.

(d)	Each of this Agreement and the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, subject to the Legal Reservations.

(e)	There are no actions, suits, investigations by an Official Body, litigation or proceedings at law or by or before any Official Body or in arbitration now pending or, to its knowledge, threatened against or affecting the Borrower or its Subsidiaries or any of its businesses, properties or revenues (i) which involve or question the validity of this Agreement or any other Transaction Documents to which it is a party or any of the transactions contemplated hereby or thereby (excluding any litigation or proceeding against any Obligor) or (ii) which, individually or in the aggregate, are reasonably likely to be adversely determined and if so determined would reasonably be expected to have a Material Adverse Effect. The Borrower is not in default or violation of any valid and binding order, judgment or decree of any Official Body or arbitrator which would reasonably be expected to have a Material Adverse Effect.

(f)	No event has occurred and is continuing, or would result from any Borrowing or application of the proceeds therefrom, which constitutes a Facility Event which has not been (i) notified to the relevant parties to the Transaction Documents or (ii) remedied or waived, in each case, in accordance with the Transaction Documents.

(g)	Each Receivable treated as or represented to be a Pool Receivable is owned by the applicable Purchaser, free and clear of any Adverse Claim (other than Permitted Adverse Claims). The Administrative Agent, for the benefit of the Secured Parties, has a valid and perfected first priority charge, security interest or pledge, ranking ahead of any other charge, security interest or pledge and the interest of any other creditor of any Transaction Party (other than Permitted Adverse Claims) in each Pool Receivable and in the Related Security and Collections related thereto, all of the Borrower Receivables Interests acquired by, or granted to, the Borrower, the Borrower Operating Accounts and all other Collateral, in each case, free and clear of any Adverse Claim (other than Permitted Adverse Claims). No effective financing statement or other instrument similar in effect is filed in any recording office listing any Transaction Party as debtor, covering any Receivable, Related Security, Borrower Receivables Interest or other Collateral, or any interest therein or proceeds thereof, other than in respect of a Permitted Adverse Claim.

(h)	(i) Each Portfolio Report, Data Feed, Roll-Forward Report and Monthly Ratio Report is complete and accurate in all material respects as of its date, (ii) all other non-verbal information, data, exhibits, documents, books, records and reports furnished by or on behalf of the Borrower in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby is complete and accurate in all material respects as of its date and no such item contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (iii) all financial statements which have been furnished by or on behalf of the Borrower (A) have been prepared in accordance with GAAP consistently applied and (B) fairly present in all material aspects, the financial condition of the Borrower and, if applicable, its consolidated Subsidiaries as of the dates set forth therein and the results of any operations of the Borrower and, if applicable, its consolidated Subsidiaries for the periods ended on such dates.

(i)	It has (i) timely filed or caused to be filed all material Tax returns required to be filed and (ii) paid or made adequate provision for the payment of all Taxes, assessments and other governmental charges due and payable by it except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
(j)	For the purposes of the EU Insolvency Regulation, the Borrower’s centre of main interest (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in Ireland and it has no “establishment” (as that term is used in Article 2(h) of the EU Insolvency Regulation) in any other jurisdiction.

(k)	(i) The names and addresses of all the Borrower Operating Account Banks together with the account numbers of the Borrower Operating Accounts at such Borrower Operating Account Banks are as specified in Schedule 8 (Facility Accounts and Account Banks) of the Schedule of Definitions, as such Schedule 8 (Facility Accounts and Account Banks) may be updated from time to time pursuant to Clause 5.1(g) (Deposits to Borrower Operating Accounts). (ii) All Borrower Operating Accounts are subject to a valid and enforceable Security Document and the Administrative Agent, on behalf of the Secured Parties, has a valid and perfected security interest or pledge of the Borrower Operating Accounts, free and clear of any Adverse Claims (other than Permitted Adverse Claims). Only Collections and other amounts payable in respect of Pool Receivables are deposited into the Borrower Operating Accounts. Each of the Borrower Operating Account Banks is an Eligible Account Bank.

(l)	Since its incorporation, the Borrower has not used any company name, tradename or doing-business-as name other than the name in which it has executed this Agreement.

(m)	The Borrower was incorporated on 21 December 2006 under the Laws of Ireland and the Borrower did not engage in any business activities prior to such date. The Borrower has no Subsidiaries (other than the Spanish Account SPV).

(n)	The Borrower is able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured. The Borrower is not insolvent within the meaning of Section 214 of the Irish Companies Act, 1963 or Section 2(3) of the Irish Companies (Amendment) Act, 1990. The Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Indebtedness.

(o)	With respect to each Receivable treated as or represented to be a Pool Receivable, the applicable Purchaser purchased such Receivable from the applicable Originator in accordance with the terms of the applicable Originator Sale Agreement in exchange for payment (made by the applicable Purchaser to such Originator in accordance with the provisions of the applicable Originator Sale Agreement) of cash, in an amount which constituted fair consideration, reasonably equivalent value and fair market value. With respect to each Borrower Receivables Interest made by, granted to or acquired by, the Borrower, such Borrower Receivables Interest has been made by, granted to or acquired by the Borrower in accordance in all material respects with the terms of the applicable Intermediate Transfer Agreement. Each such purchase, acquisition or other transaction referred to above shall not have been made for or on account of an antecedent debt owed by the applicable Originator to the Borrower, or by the Intermediate Transfer to the Borrower, as the case may be, and no such sale, acquisition or other transaction is or may be voidable or subject to avoidance under any section of any applicable Insolvency Law or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(p)	None of the Borrower or any of its Subsidiaries has operations, property, assets or employees in the U.S.

(q)	The Borrower is in compliance with any material provisions of all applicable Data Protection Laws applicable to it or its business or properties, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.
4.2	Times when representations made
(a)	All the representations and warranties in this Clause 4 (Representations and Warranties) are deemed to be made by the Borrower on the Closing Date and as of the date of each Borrowing and each Release hereunder.

(b)	The representations and warranties in Clauses 4.1(g), (h) and (o) are deemed to be made by the Borrower as of each Reporting Date, and in the case of all non-verbal information, data, exhibits, documents, books and records furnished by or on behalf of the Borrower in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby on the date on which such information, data, exhibits, documents, books and records are furnished.

(c)	Each representation or warranty deemed to be made after the Closing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

5.	COVENANTS

5.1	Covenants of the Borrower

Until the Final Payout Date:
(a)	Compliance with laws, etc

The Borrower will comply in all material respects with all applicable Laws and preserve and maintain its corporate existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such existence, rights, franchises, qualifications, and privileges would not reasonably be expected have a Material Adverse Effect.

(b)	Offices, records and books of account

The Borrower will keep its records concerning the Receivables and Borrower Receivables Interests at (i) the address of the Borrower in Ireland, the address of the Servicer in Luxembourg or the address of Dana Europe S.A. in Switzerland in each case specified in Clause 10.2 (Notices, etc) as of the date of this Agreement or (ii) upon thirty (30) days prior written notice to the Administrative Agent, at any other locations in jurisdictions where all actions reasonably requested by the Administrative Agent to protect and perfect its security interest in the Collateral have been taken and completed. The Borrower also will maintain and implement, or cause the Servicer to maintain and implement, administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the loss or destruction of the originals thereof), and keep and maintain all Records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including records adequate to permit the identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable). The Borrower shall give the Administrative Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(c)	Notice of Borrower’s interest

In the event that the Borrower shall sell, hold in trust or otherwise transfer any interest in any financial assets relating to any Pool Receivable, any Related Security or any other Collateral (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided in connection with any such sale or transfer shall disclose the applicable Purchaser’s ownership of the Pool Receivables and the Administrative Agent’s and Secured Parties’ interest therein.

(d)	Sales, Liens, etc.

The Borrower will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (except for Permitted Adverse Claims) upon or with respect to, the Pool Receivables, any

Borrower Operating Account, any other Collateral or any other asset of the Borrower, or assign any right to receive income in respect thereof and the Borrower shall not issue any Equity Interest to any other Person other than the Equity Holder or permit any such Equity Interests or any Equity Interest in the Spanish Account SPV to be subject to any Adverse Claim, except as otherwise expressly provided for in the Transaction Documents. Nothing in this Clause 5.1(d) shall prevent the Borrower from making Restricted Payments otherwise permitted under Clause 5.1(n).

(e)	Extension or amendment of Pool Receivables and Contracts

Except as provided in Clause 2.2(c) (Duties of the Servicer) of the Servicing Agreement, the Borrower will not (i) extend, amend or otherwise modify the terms of any Pool Receivable or any Related Security, or (ii) amend, modify or waive any term or condition of any Contract related thereto in a manner that would reasonably be expected to have a Material Adverse Effect.

(f)	Change in Business

The Borrower will not make any substantial change to the general nature of its business.

(g)	Change in payment instructions to Obligors

The Borrower will not add or terminate any Borrower Operating Account from those listed in Schedule 8 (Facility Accounts and Account Banks) of the Schedule of Definitions, or make any change in any instruction to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Borrower Operating Account unless each Lender shall have received at least fifteen (15) days prior written notice of such addition, termination or change (including an updated Schedule 8 (Facility Accounts and Account Banks) to the Schedule of Definitions) and a fully executed Security Document with respect to each new Borrower Operating Account has been delivered to the Administrative Agent. Each Borrower Operating Account shall be maintained at all times in the name of the Borrower, except as otherwise agreed by the Administrative Agent.

(h)	Deposits to Borrower Operating Accounts

If the Borrower shall receive any Collections directly, the Borrower shall (or will cause the Servicer to) promptly (and in any event within one (1) Business Day) cause such Collections to be deposited into a Borrower Operating Account. The Borrower will not permit and will (and will cause the Servicer Parties to) use all reasonable efforts to prevent funds which do not constitute Collections of Receivables from being deposited into any Borrower Operating Account.

(i)	Further Assurances; Change in Name or Jurisdiction of Organisation, etc
(i)	With the exception of the notifications and other actions referred to in Clause 6.2 (Certain rights of the Administrative Agent) which need only be given or taken in accordance with that Clause, the Borrower agrees from time to time, at its expense, promptly to execute and deliver all further instruments and documents, and to take all further actions, that may be reasonably necessary, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the Administrative Agent’s security interest in the Borrower Operating Accounts and the Collateral, or to enable the Lenders or the Administrative Agent to exercise and enforce their respective rights and remedies under this Agreement. Without limiting the foregoing, the Borrower will at its expense, upon the request of the Administrative Agent, duly execute, file or serve in or on the appropriate filing office, Official Body or other Person in each jurisdiction reasonably deemed necessary or desirable all registrations, notices, financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary, or that the Administrative Agent may reasonably request, to perfect, protect or evidence the Administrative Agent’s security interest in the Borrower Operating Accounts and the Collateral. The Borrower authorises the Administrative Agent to file financing or continuation statements or similar instruments, and amendments thereto and assignments thereof, relating to the Borrower Operating Accounts and the Collateral for the purpose of evidencing or protecting its security interest in connection therewith without the signature of the Borrower. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Law.
(ii)	The Borrower will at all times be incorporated under the laws of Ireland and will not take any action to change its jurisdiction of organisation.

(iii)	The Borrower will not change its name, identity, corporate structure, location, registered office, its centre of main interests, its principal place of management or tax identification number or make any other change which could render any financing statement or similar instrument filed in connection with any Transaction Document seriously misleading or otherwise ineffective under applicable Law, unless the Administrative Agent shall have received at least thirty (30) days advance written notice of such change prior to the effectiveness thereof and all action by the Borrower necessary or appropriate to perfect or maintain the perfection of the Administrative Agent’s security interest in the Borrower Operating Accounts and the Collateral (including the filing of all financing statements or similar instruments and the taking of such other action as the Administrative Agent may request in connection with such change) shall have been duly taken.
(j)	Separateness
(i)	The Borrower will pay its own liabilities out of its own funds.

(ii)	The Borrower will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person.

(iii)	The Borrower will promptly correct any misunderstanding of which it has knowledge regarding its separate existence and identity.

(iv)	The Borrower will prepare and maintain its own full and complete books, records and financial statements separate from any other Person. The Borrower’s financial statements will comply with GAAP.

(v)	The Borrower will maintain at least one bank account in its own name.

(vi)	The Borrower will not assume or guarantee or become obligated for debts of any Person and no Person will assume or guarantee or become obligated for the debts of the Borrower, other than as provided in the Transaction Documents. The Borrower will not hold its credit out as being available to satisfy the obligations of any other Persons.

(vii)	The Borrower will not acquire obligations or securities of any Person (other than the Equity Interest in the Spanish Account SPV) except as otherwise expressly contemplated in the Transaction Documents. The Borrower will not make loans, advances or otherwise extend credit to any Person except as expressly contemplated by the Transaction Documents.

(viii)	Except to the extent provided in the Transaction Documents, the Borrower will not commingle any of its money or other assets with the money or assets of any other Person.

(ix)	Except as expressly contemplated in the Transaction Documents, the Borrower will engage in transactions and conduct all other business activities solely in its own name and through its own authorised officers and agents. The Borrower will present itself to the public as a separate company. Except to the extent provided in, or anticipated by, the Transaction Documents, no Person will be appointed agent of the Borrower.

(x)	The Borrower will duly observe, in a timely manner in all material respects, all material obligations, including any filing and publication requirements, of a private limited liability company incorporated under the laws of Ireland.
(k)	Transaction Documents

(i)	Except as permitted under Clause 10.12 (Limitation on the addition and termination of Originators) or as otherwise expressly permitted by the Transaction Documents, the Borrower will not terminate, amend, waive or modify, or consent to any termination, amendment, waiver or modification of, any provision of any Transaction Document or grant any other consent or other indulgence under any Transaction Document, in each case, without the prior written consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld); provided that the consent of each Lender shall be required for any such amendment, waiver, modification, consent or other indulgence that would (A) release any portion of the Collateral or (B) release the Performance Undertaking Provider from its obligations under the Performance Undertaking. (ii) The Borrower will perform in all material respects all of its obligations under the Transaction Documents and will enforce the Transaction Documents in accordance with their respective terms. The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrative Agent and the Secured Parties as assignees of Borrower) under the Transaction Documents as the Administrative Agent or the Required Lenders may from time to time reasonably request, including making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in any Transaction Document.
(l)	Nature of Business; No Subsidiaries

The Borrower will not engage in any business other than the financing of Receivables, Related Security and Collections originated by the Originators pursuant to and in accordance with terms of the Transaction Documents. The Borrower will not create or form any Subsidiary (other than the Spanish Account SPV). The Borrower will not amend, modify, change or repeal any of its Organic Documents without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). The Borrower will not make any change in the Credit and Collection Policies or the Standard Terms and Conditions without the prior written consent of the Administrative Agent, except in either case for any such change in a Credit and Collection Policy or Standard Terms and Conditions that would not (A) impair the collectibility of any Pool Receivables in any material respect, (B) otherwise reasonably be expected to have a Material Adverse Effect or (C) materially adversely affect the interests or remedies of the Secured Parties. The Borrower will not have any employees.

(m)	Mergers, etc

Except to the extent expressly permitted by the Transaction Documents, the Borrower will not liquidate or dissolve or merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(n)	Distributions, etc

The Borrower will not (i) declare or make any dividend payment or other distribution of assets, properties, cash (other than as permitted pursuant to the Declaration of Trust entered into on the date hereof by the Equity Holder), rights, obligations or securities on account of any membership interests or other Equity Interests in the Borrower, or return any capital to its members or other equity holders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any membership interests or other equity of the Borrower or any warrants, rights or options to acquire any membership interests or other equity of the Borrower, now or hereafter outstanding, (ii) prepay, purchase or redeem any Indebtedness (other than Indebtedness hereunder), (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in Clauses 5.1(n)(i) to (iv) being referred to as “Restricted Payments”); provided, however, that the Borrower may (x) purchase Receivables and any Related Security and Collections related thereto and make, purchase or otherwise acquire Borrower Receivables Interests, and (y) pay amounts owing in respect of the Subordinated Loans, in each case, pursuant to and in accordance with the terms and conditions of the Transaction Documents, including Clause 2.6 (Application of Collections prior to Facility Termination Date), Clause 2.7 (Application of Collections after Facility Termination Date) and Clause 3 (Conditions to Borrowings).

(o)	Indebtedness

The Borrower will not create, incur, guarantee, assume or suffer to exist any Indebtedness or other liabilities, whether direct or contingent, funded or unfunded, other than (i) as a result of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (ii) the incurrence of obligations under this Agreement, (iii) the incurrence of other obligations pursuant to, and, as expressly set forth in, the Transaction Documents or (iv) the incurrence of operating expenses in the ordinary course of business in an amount not to exceed €10,000 at any time outstanding.

(p)	Taxes

The Borrower will file all tax returns and reports required by Law to be filed by it and will promptly pay all Taxes and governmental charges at any time owing by it. The Borrower will pay when due any Taxes (other than Excluded Taxes) payable by the Borrower in connection with the Collateral.

(q)	Enforcement

The Borrower on its behalf, and on behalf of the Secured Parties, shall (or shall cause the Servicer Parties to) promptly enforce all covenants and obligations in its favour of the Intermediate Transferor contained in the Intermediate Transfer Agreements, all covenants and obligations in its favour of the Spanish Account SPV contained in any Transaction Document and all covenants and obligations in its favour of the Originators under the Originator Sale Agreements. The Borrower shall also use reasonable efforts to deliver consents, approvals, acknowledgements, directions, notices, waivers and take such further actions thereunder as may be reasonably directed by the Administrative Agent.

(r)	Borrower Operating Accounts and New Collection Accounts

The Borrower will cause all Borrower Operating Accounts to be subject at all times to a Security Agreement. The Borrower will ensure that each New Collection Account (other than any New Spanish Collection Account) shall be maintained at all times in the name of the Borrower and will cause each New Spanish Collection Account to be maintained at all times in the name of the Spanish Account SPV.

(s)	Change in accountants or accounting policies

The Borrower shall promptly notify the Administrative Agent of any change in its accountants or material change in its accounting policy.

(t)	Power of Attorney

The Borrower will not revoke or attempt to revoke any power of attorney granted by it in connection with the transactions contemplated by the Transaction Documents.

(u)	Instruments

The Borrower shall not take any action to cause any Pool Receivable not evidenced by a negotiable instrument upon origination to become evidenced by a negotiable instrument, except in connection with the enforcement or collection of a Defaulted Receivable.

(v)	Delivery of Financial Statements

The Borrower shall deliver to the Administrative Agent, within 120 days after the close of each of its fiscal years, a copy of its statutory accounts prepared in accordance with GAAP.

(w)	Licences, etc.

The Borrower shall maintain in full force and effect all licences, approvals, authorisations, consents, registrations and notifications which are at any time required in connection with the performance of its duties and obligations hereunder and under the other Transaction Documents, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(x)	Notices under Transaction Documents

Promptly after receipt thereof by the Borrower, the Borrower shall furnish or cause to be furnished to the Administrative Agent copies of all notices received by the Borrower from any Originator or the Intermediate Transferor in connection with any Transaction Document to the extent not previously provided to the Administrative Agent by another Transaction Party.

5.2	Inspections; agreed upon procedures audit

Until the Final Payout Date the Borrower will, at the expense of the Borrower, from time to time during regular business hours as requested by the Administrative Agent upon reasonable prior notice, permit the Administrative Agent or its agents or representatives (including independent accountants, which may be the Borrower’s or the Servicer’s independent accountants), (i) to conduct periodic audits of the Borrower’s accounting records, correspondence and such other documents as the Administrative Agent may reasonably require including the Receivables, the Related Security, the other Collateral and the related books and records, including the Contracts, and collections systems of the Borrower, as agreed upon from time to time between the Administrative Agent and the Master Servicer, such audits to include procedures to satisfy the Administrative Agent as to the existence of the receivables, (ii) to examine and (to the extent permitted by applicable law) make copies of and abstracts from all documents, purchase orders, invoices, agreements, books, records and other information (including computer programs, tapes, discs, punch cards, data processing software, storage media and related property and rights subject to any restrictions in any licence with respect thereto) relating to Receivables, the Related Security and the other Collateral, including the Contracts and (iii) to visit the offices and properties of the Borrower for the purpose of examining such materials described in Clauses 5.2(i) and (ii), and to discuss matters relating to Receivables, the Related Security and the other Collateral or the Borrower’s performance under the Transaction Documents or under the Contracts with any of the officers or employees of the Borrower having knowledge of such matters.

6.	ADMINISTRATION AND COLLECTION OF POOL RECEIVABLES

6.1	Designation of Servicer

The servicing, administration and collection of the Pool Receivables shall be conducted by the Servicer so designated under the Servicing Agreement from time to time.

6.2	Certain Rights of the Administrative Agent
(a)	The Administrative Agent may (and if so directed by the Required Lenders, shall), at any time following the occurrence and during the continuation of an Exercise Event, have each Borrower Operating Account transferred into the name of the Administrative Agent for the benefit of the Secured Parties and/or assume exclusive control of the Borrower Operating Accounts and, in each case, take such actions to effect such transfer or assumption as it may determine to be necessary or appropriate (including delivering the notices attached to the applicable Security Documents).

(b)	At any time following the occurrence and during the continuation of an Exercise Event:
(i)	At the Administrative Agent’s request (acting either on its own initiative or at the request of the Required Lenders) and at the Borrower’s expense, the Borrower shall, or shall cause each Servicer Party to (and if any Servicer Party shall fail to do so within two (2)

Business Days, the Administrative Agent may) (i) notify each Obligor of Pool Receivables of the transfer, sale, trust, assignation and assignment of the Pool Receivables and the Related Security with respect thereto pursuant to the Transaction Documents and of the applicable Purchaser’s ownership of, and the Administrative Agent’s security interest in, the Pool Receivables and the Related Security with respect thereto, (ii) direct such Obligors that payments under any Pool Receivable or any Related Security with respect thereto be made directly to the Administrative Agent or its designee and (iii) execute any power of attorney or other similar instrument and/or take any other action reasonably necessary or desirable to give effect to such notice and directions, including any action required (x) to convey or perfect the relevant Purchaser’s title or the Administrative Agent’s security interest in the Pool Receivables and Related Security, or (y) to be taken so that the obligations or other indebtedness of such Obligors in respect of any Pool Receivables and any Related Security with respect thereto may no longer be legally satisfied by payment to the applicable Originator or any of its Affiliates.

(ii)	At the Administrative Agent’s request (acting either on its own initiative or at the request of the Required Lenders) and at the Borrower’s expense, the Borrower shall, or shall cause each Servicer Party to (A) assemble all of the Contracts, documents, instruments and other records (including computer tapes and disks) that evidence or relate to the Collateral, or that are otherwise reasonably necessary or desirable to collect the Collateral, and shall make the same available to the Administrative Agent at a place selected by the Administrative Agent or its designee and (B) segregate all cash, cheques and other instruments received by it from time to time constituting Collections of Collateral in a manner acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, cheques and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee.
(c)	The Borrower authorises the Administrative Agent, following the occurrence and during the continuation of an Exercise Event, to take any and all steps in the Borrower’s name and on behalf of the Borrower that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Collateral, including (i) endorsing the Borrower’s or any other Transaction Party’s name on cheques and other instruments representing Collections, (ii) enforcing the Receivables and the Related Security and the Security Agreements and other Transaction Documents, including to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with therewith and (iii) to file any claims or take any action or institute any proceedings that the Administrative Agent (or such designee) may deem to be necessary or desirable for the collection thereof or to enforce compliance with the terms and conditions of, or to perform any obligations or enforce any rights of the Borrower or any other Transaction Party in respect of, the Receivables and the Related Security and the other Transaction Documents.

6.3	Performance of obligations
(a)	If the Servicer or the Borrower fails to perform any of its material obligations under this Agreement or any other Transaction Document, the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such obligation; and the Administrative Agent’s costs and expenses reasonably incurred in connection therewith shall be payable by the Servicer or the Borrower, as applicable.

(b)	The Borrower shall, and shall cause the Servicer to, perform their respective obligations, and exercise their respective rights, under the Contracts and the Transaction Documents to the same extent as if a security interest therein had not been granted to the Administrative Agent. The exercise by the Administrative Agent on behalf of the Secured Parties of their rights under this Agreement shall not release the Servicer or the Borrower from any of their duties or obligations with respect to any Contracts or Transaction Documents. None of the Administrative Agent or the Lenders shall have any obligation or liability with respect to any Transaction Documents or Contracts, nor shall any of them be obligated to perform the obligations of any Transaction Party under any Transaction Document or Contract.

(c)	The Administrative Agent’s rights and powers under this Clause 6 and under the Servicing Agreement shall not subject the Administrative Agent to any liability if any action taken by it proves to be inadequate or invalid nor shall such powers confer any obligation whatsoever upon the Administrative Agent.
7.	SUSPENSION AND TERMINATION EVENTS

7.1	Facility Suspension Events

Each of the events or circumstances set out in this Clause 7.1 is a Facility Suspension Event.
(a)	any Facility Party shall fail to make any payment or deposit required to be made by it hereunder or under any other Transaction Document to which it is a party when due hereunder or thereunder and such failure remains unremedied for three (3) Business Days;

(b)	any representation, warranty, certification or statement made by any Facility Party in any Transaction Document shall prove to have been incorrect in any material respect when made or deemed made (other than any breach of a representation, warranty, certification or statement solely relating to a Pool Receivable for which a Deemed Collection has been received in an amount equal to the full Unpaid Balance thereof pursuant to any Specified Deemed Collection Clause (unless not required to be so remitted pursuant to the terms of the Transaction Documents)) and, if the circumstances causing such representation, warranty, certification or statement to be incorrect are capable of being remedied, such Facility Party shall have failed to remedy such circumstances in a manner such that such representation, warranty, certification or statement is true and correct in all material respects within five

(5)	Business Days after a Responsible Officer of such Facility Party obtained knowledge or received notice thereof;
(c)	any Facility Party shall fail to perform or observe any term, covenant or agreement in any Transaction Document in any material respect, and, if such failure is capable of being remedied, such Facility Party shall have failed to remedy such failure within seven (7) Business Days after a Responsible Officer of such Facility Party obtained knowledge or received notice thereof; or

(d)	any Material Indebtedness (or any amount in respect of Material Indebtedness) of any Transaction Party or any other Dana European Entity (i) is not paid when due (after the expiry of any originally applicable grace period), or is declared or otherwise becomes due prior to its scheduled maturity as a result of any event of default (however described), or (ii) is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand as a result of any event of default (however described), or (iii) any pledge, charge or security interest securing the Material Indebtedness of any Dana European Entity is enforced, in whole or in part as a result of any event of default (however described);

(e)	a Servicer Default shall occur and be continuing;

(f)	the Aggregate Principal Balance exceeds the Maximum Aggregate Principal Balance for three (3) consecutive Business Days;

(g)	as at the end of any Calculation Period, from and including the Calculation Period commencing on 1 October 2007 but prior to the end of the Initial Ratio Period the Dilution Ratio exceeds 8.0% on two consecutive Ratio Reporting Dates or thereafter the three month rolling average Dilution Ratio exceeds the Dilution Benchmark Percentage plus 5%;

(h)	as at the end of any Calculation Period, Days Sales Outstanding is greater than 90 days;

(i)	the failure by any Facility Party or any other Dana European Entity (other than the Spanish Account SPV or Originator) to pay one or more final judgments requiring such Person to pay a sum or sums of money (whether or not such judgment may be stayed or further appealed) aggregating in excess of €5,000,000 or the Euro Equivalent thereof in any other currency, which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any such Person to enforce any such judgment;

(j)	the failure by the Borrower to pay one or more final judgments requiring the Borrower to pay a sum or sums of money (whether or not such judgment may be stayed or further appealed) which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment; or

(k)	the Subordinated Lender fails for any reason (including as the result of the failure to meet any condition precedent) to make a Subordinated Loan under the Subordinated Loan Agreement following delivery by the Borrower of a Subordinated Loan Borrowing Request; or

(l)	the Servicer shall have failed to commence providing Roll-Forward Reports after each Intra-month Settlement Date in accordance with Clause 2.3(d) (Roll-Forward Reports) of the Servicing Agreement by 31 December 2007.
7.2	Facility Termination Events

If any of the following events (each a “Facility Termination Event”) shall occur and be continuing:
(a)	an Event of Bankruptcy shall occur with respect to:
(i)	any Transaction Party; or

(ii)	any Dana European Entity (other than a Transaction Party) and the occurrence of such Event of Bankruptcy has, or is reasonably expected to have, a Material Adverse Effect;
(b)	the Administrative Agent, on behalf of the Secured Parties, shall, for any reason, fail or cease to have a valid and perfected first priority charge, security interest or pledge in the Collateral prior to all other interests, or there shall exist any Adverse Claims on such Collateral other than Permitted Adverse Claims;

(c)	any Change of Control shall occur with respect to any Facility Party or any other Dana European Entity (other than the Spanish Account SPV or any Originator);

(d)	the Fixed Charge Coverage Ratio shall at any time be less than:
(i)	1.25:1 and the Fixed Charge Coverage Ratio has not been recalculated and increased back up to at least 1.25:1 in accordance with Clause 10.3 (Financial covenant) of the Performance Undertaking within the time specified in such Clause; or

(ii)	1.15:1;
(e)	except in the case of a termination expressly permitted under Clause 10.12 (Limitation on the addition and termination of Originators), any Transaction Document (other than any Originator Sale Agreement, Account Security Agreement or the Spanish Account Agency Agreement, in each case, to the extent any termination thereof constitutes a Seller Termination Event under an Originator Sale Agreement) or any material provision thereof shall cease, for any reason, to be in full force and effect, or any Transaction Party shall so assert in writing or any Transaction Party shall otherwise seek to terminate or disaffirm its material obligations under any such Transaction Document;

(f)	any Facility Suspension Event is continuing after, or not otherwise remedied prior to, 15 Business Days after such Facility Suspension Event occurred;

(g)	the issue of a moral hazard notice by tPR to any Dana European Entity;
then, and in any such event, the Administrative Agent may, in its discretion, and shall, at the direction of the Required Lenders, declare the Facility Termination Date to have occurred upon notice to the Borrower (in which case the Facility Termination Date shall be deemed to have occurred); provided that automatically upon the occurrence of any event (without any requirement for the giving of notice) described in Clause 7.2(a), the Facility Termination Date shall occur. Upon any such declaration or upon such automatic termination, the Lenders and the Administrative Agent shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided after default under applicable Law, which rights and remedies shall be cumulative.

7.3	Acceleration of maturity

If a Facility Termination Event shall have occurred and be continuing, then and in every such case the Administrative Agent may, and if so directed by the Required Lenders shall, declare all of the Loans to be immediately due and payable by a notice in writing to the Borrower, and upon any such declaration the unpaid principal amount of the Loans, together with accrued and unpaid interest thereon, shall become immediately due and payable; provided that in the case of any event described in Clause 7.2(a), the Loans shall become immediately and automatically due and payable, without notice of any kind being given to the Borrower.

8.	THE ADMINISTRATIVE AGENT

8.1	Authorisation and Action

Each Lender hereby irrevocably appoints and authorises the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and the other Transaction Documents, together with such powers as are reasonably incidental thereto. Without limiting the foregoing, the Administrative Agent is empowered and authorised, on behalf of the Secured Parties, to hold and administer the Collateral as trustee for the benefit of the Secured Parties under the Security Documents. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any duty of care or obligation to, or relationship of trust or agency with, any Transaction Party, the Lenders or any other Secured Party, except as expressly set out in the Transaction Documents. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or applicable Law. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. With respect to any Belgian Account Security Agreement governed by the laws of Belgium, the Administrative Agent acts as an agent (représentant), as defined in Article 5 of the Belgian law of 15 December 2004 “relative aux sûretés financières et portant des dispositions fiscales diverses en matière de conventions constitutives de sûreté réelle et de prêts portant sur les instruments financiers". With respect to the applicable Italian Account Security Agreement, each Lender also appoints the Administrative Agent as “mandatario con rappresentanza” pursuant to Section 1704 of the Italian Civil Code in relation to the entering into, holding and administering collateral under, and exercising all rights and powers under, the applicable Italian Accounts Security Agreement, in each case in the name and on behalf of the Secured Parties.

8.2	Liability of Agent

Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with the Transaction Documents (including the Administrative Agent’s servicing, administering or collecting Receivables as Servicer pursuant to Clause 6 (Administration and Collection of Receivables)), in the absence of its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Administrative Agent:
(a)	may consult with legal counsel (including counsel for the Borrower or any Servicer Party), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(b)	makes no warranty or representation to any Lender or other Secured Party (whether written or oral) and shall not be responsible to any Lender or other Secured Party for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document;

(c)	shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of any Transaction Party or to inspect the property (including the books and records) of any Transaction Party;

(d)	shall not be responsible to any Lender or other Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document; and

(e)	shall incur no liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it in good faith to be genuine and signed or sent by the proper party or parties.
8.3	GE and Affiliates

The obligation of GE to fund Loans under this Agreement may be satisfied by GE or any of its Affiliates. With respect to any Loan or interest therein owned by it, GE shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent. GE and any of its Affiliates may generally engage in any kind of business with the Transaction Parties or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Transaction Parties or any Obligor or any of their respective Affiliates, all as if GE were not the Administrative Agent and without any duty to account therefor to the Lenders or other Secured Parties.

8.4	Indemnification of Administrative Agent and Intermediate Transferor

Whether or not the transactions contemplated hereby are consummated, each Lender severally agrees to indemnify the Administrative Agent and the Intermediate Transferor (to the extent not reimbursed by the Transaction Parties), ratably based on the Commitment of such Lender (or, if the Commitments have terminated, ratably according to the respective Commitment of such Lender immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent or the Intermediate Transferor, as the case may be, in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent or the Intermediate Transferor, as the case may be, under this Agreement or any other Transaction Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or Intermediate Transferor’s gross negligence or willful misconduct; provided, however, that no action taken in accordance with the direction of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Clause 8.4. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Clause 8.4 shall survive payment on the Final Payout Date and the resignation or replacement of the Administrative Agent.

8.5	Delegation of Duties

The Administrative Agent may execute any of its duties through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.6	Action or inaction by Administrative Agent

The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Required Lenders and assurance of its indemnification by the Lenders, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. Unless any action to be taken by the Administrative Agent under a Transaction Document specifically provides that it be taken by the Administrative Agent alone or without any advice or concurrence of any Lender, then the Administrative Agent may (and shall, to the extent required hereunder) take action based upon the advice or concurrence of the Required Lenders.

8.7	Notice of Facility Events; Action by Administrative Agent

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Facility Event or any other default or termination event under the Transaction Documents, as the case may be, unless the Administrative Agent has received notice from any Lender, any Servicer Party or the Borrower stating that a Facility Event has occurred hereunder or thereunder and describing such termination event or default. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent shall take such action concerning a Facility Event or any other matter hereunder as may be directed by the Required Lenders, (subject to the other provisions of this Clause 8), but until the Administrative Agent receives such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Lenders.

8.8	Non-Reliance on Administrative Agent and Other Parties

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Transaction Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Lender represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of each Transaction Party and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Lender, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any information concerning the Transaction Parties or any of their

Affiliates that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

8.9	Successor Administrative Agent

The Administrative Agent may, upon at least thirty days notice to the Borrower, the Servicer and each Lender, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Required Lenders (with the consent of the Servicer, such consent not to be unreasonably withheld or delayed) and has accepted such appointment. If no successor Administrative Agent shall have been appointed within 30 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may appoint a successor Administrative Agent, which successor Administrative Agent shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or a Subsidiary of such an institution and shall be acceptable to the Servicer (such acceptance not to be unreasonably withheld or delayed). If no successor Administrative Agent shall have been appointed within 60 days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may petition a court of competent jurisdiction to appoint a successor Administrative Agent, which successor Administrative Agent -shall be either a commercial bank having a combined capital and surplus of at least $250,000,000 or a Subsidiary of such an institution. Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from any further duties and obligations under the Transaction Documents. After any retiring Administrative Agent’s resignation hereunder, the provisions of Clause 2.6 (Indemnities by Servicer) of the Servicing Agreement and Clause 9 (Indemnities by the Borrower) and this Clause 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

8.10	Consent to agreed upon procedures

Each Lender, by becoming a party to this Agreement, authorises the Administrative Agent (a) to execute on its behalf a letter agreement with respect to the limited engagement of, and consenting to the agreed upon procedures to be performed by, a firm of nationally recognised independent accountants acceptable to the Administrative Agent in connection with the transactions contemplated by the Transaction Documents so long as such procedures are consistent with Clause 5.2 (Inspections; agreed upon procedures audit); and (b) to approve additional agreed upon procedures.

9.	INDEMNITIES BY THE BORROWER

Without limiting any other rights that the Administrative Agent, the Lenders, the Intermediate Transferor or any of their respective officers, directors, agents, employees, controlling Persons or Affiliates of any of the foregoing (each, an “Indemnified Party”) may have hereunder, under any other Transaction Document or under applicable Law the Borrower hereby agrees to indemnify and hold harmless each Indemnified Party from and against any and all damages, losses, claims, liabilities, deficiencies, costs, disbursements and expenses, including interest, penalties, amounts paid in settlement and reasonable internal and external attorneys’ fees and out-of-pocket expenses (all of the foregoing being collectively referred to as “Indemnified Amounts”) incurred by any Indemnified Party (including in connection with or relating to any investigation by an Official Body, litigation or lawsuit (actual or threatened) or order, consent decree, judgment, claim or other action of whatever sort (including the preparation of any defense with respect thereto)), in each case, arising out of or resulting from this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby, excluding, however (a) Indemnified Amounts to the extent that such Indemnified Amounts resulted from the gross negligence, fraud or wilful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement or any other Transaction Document) for uncollectible Pool Receivables and Related Security with respect thereto, (c) any Excluded Taxes, and (d) any Indemnified Amount to the extent the same has been fully and finally paid in cash to such Indemnified Party pursuant to any other provision of this Agreement or any other Transaction Document.

10.	MISCELLANEOUS

10.1	Amendments, etc

No failure on the part of the Lenders or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any Transaction Party therefrom shall be effective unless in writing signed by the Administrative Agent, with the prior written consent of the Required Lenders (and, in the case of any amendment, also signed by the Borrower, the Servicer and the Performance Undertaking Provider), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by each Lender (or, in the case of Clause 10.1(b), each Lender having its fees reduced or delayed or its Commitment increased) and the Administrative Agent be effective, if the effect of such amendment:
(a)	reduces the Principal Balance of, or Interest that is payable on, account of any Loan or delay any scheduled date for payment thereof;

(b)	reduces the fees payable by the Borrower to the Lenders, increases a Lender’s Commitment or delays the dates on which such fees are payable;

(c)	extends the Scheduled Commitment Facility Termination Date or the Maturity Date;

(d)	releases any portion of the Collateral if a Facility Event has occurred and is continuing or would result therefrom;

(e)	changes any of the provisions of this Clause or the definition of “Required Lenders”;

(f)	amends the definition of Facility Suspension Event or any Facility Termination Event set forth in Clause 7.1 (Facility Termination Events);

(g)	amends the definition of “Approved Currency”, “Defaulted Receivable”, “Maximum Aggregate Principal Balance” or increase the Applicable MAPB Percentage or any Concentration Limit; or

(h)	releases the Performance Undertaking Provider from its obligations under the Performance Undertaking;
and provided, further, that no amendment, waiver or consent shall increase the Commitment of any Lender unless in writing and signed by such Lender.

Any Lender that does not respond to any request for a waiver, consent or amendment pursuant to this Agreement within 30 Business Days’ (or such longer time as may be agreed by the Administrative Agent and the Servicer) of the date of such Lender’s receipt of such request shall be deemed to have voted in favour of such request.

10.2	Notices, etc

All communications and notices provided for hereunder shall be provided in the manner described in Schedule 1 (Address and Notice Information) of the Schedule of Definitions.

10.3	Assignability
(a)	General

This Agreement and each Lender’s rights and obligations hereunder shall be assignable by such Lender and its successors and permitted assigns to any Eligible Assignee subject to Clauses 10.3(b). Each assignor of a Loan or any interest therein shall notify the Administrative Agent and the Borrower of any such assignment. Each assignor of a Loan or any interest therein may, in connection with the assignment or participation, disclose to the assignee or participant any information relating to the Transaction Parties, including the Collateral, furnished to such assignor by or on behalf of any Transaction Party or by the Administrative Agent; provided that, prior to any such disclosure, the assignee or participant agrees to preserve the confidentiality of any confidential information relating to the Transaction Parties received by it from any of the foregoing entities in a manner consistent with Clause 10.5(b) (Confidentiality).

(b)	Assignment by Lenders

Each Lender may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and any Loans or interests therein owned by it); provided, however that:
(i)	notwithstanding that the consent of the Borrower, the Servicer or any other person is not required for an assignment by a Lender to an Eligible Assignee, prior to the occurrence of a Facility Suspension

Event or Facility Termination Event such Lender shall consult with the Servicer prior to any such assignment;
(ii)	each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)	the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) €10,000,000 (in Euro or the Euro Equivalent) and (B) all of the assigning Lender’s Commitment;

(iv)	the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with a processing and recordation fee of €2,500. The Borrower shall have no responsibility for such fee; and

(v)	if a Lender assigns or transfers any of its rights or obligations under this Agreement and as a result of circumstances existing at the date the assignment or transfer occurs, the Borrower would be obliged to make a payment to the Eligible Assignee under Clause 2.14 (Indemnity for reserves and expenses) or Clause 2.15 (Indemnity for Taxes), then the Eligible Assignee is only entitled to receive payment under those Clauses to the same extent as the assigning Lender would have been if the assignment, transfer or change had not occurred.
Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party to this Agreement and, to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (y) the assigning Lender shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). In addition, any Lender or any of its Affiliates may assign any of its rights (including rights to payment of Principal Balance and Interest) under this Agreement to any U.S. Federal Reserve Bank without notice to or consent of any Transaction Party, any other Lender or the Administrative Agent.

(c)	Register

At all times during which any Loan is outstanding, the Administrative Agent shall maintain at its address referred to in Clause 10.2 (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a register as provided herein (the “Register”). All Loans and any interest therein, and any Assignments and Acceptances of any Loans and any interest therein delivered to and accepted by the Administrative Agent, shall be registered in the Register, and the Register shall serve as a record of ownership that identifies the owner of each Loan and any interest therein. Notwithstanding any other provision of this Agreement, no transfer of any Loan or any interest therein shall be effective unless and until such transfer has been recorded in the Register. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Servicer, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)	Procedure

Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, the Administrative Agent shall, if such Assignment and Acceptance has been duly completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

(e)	Participations

Each Lender may sell participations to one or more banks or other entities that are Eligible Assignees on the date of such sale (each a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of its interests in the Loans owned by it and its Commitment); provided, however, that:
(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties to this Agreement for the performance of such obligations;

(iii)	the Administrative Agent, the other Lenders, the Borrower and the Servicer shall have the right to continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and

(iv)	any such participation is notified to the Administrative Agent and the Servicer.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that the Participant shall not have any right to direct the enforcement of this Agreement or other Transaction Documents or to approve any amendment, modification or waiver of any provision of this Agreement or the other Transaction Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of a type that would require the consent of each Lender affected thereby pursuant to Clause 10.1 (Amendments, etc.).

(f)	Borrower and Servicer Assignment

Neither the Borrower nor the Servicer may assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and the Required Lenders.

(g)	Cooperation

The Borrower and the Servicer agree to assist each Lender, upon its reasonable request, in syndicating their respective Commitments hereunder, including making management and representatives of the Servicer and the Borrower reasonably available to participate in informational meetings with potential assignees.
10.4	Costs and Expenses

In addition to the rights of indemnification granted under Clause 9 (Indemnities by the Borrower) and the other obligations herein, the Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable counsel’s fees and expenses) plus, in each case, any applicable VAT thereon, of (a) the Administrative Agent and GE in its capacity as Lender, incurred in connection with the preparation, execution, delivery, administration, amendment or modification of, or any waiver or consent issued in connection with this Agreement, the Transaction Documents and the other documents to be delivered thereunder, and (b) any Indemnified Party incurred in connection with the amendment or modification of, or any waiver or consent issued in connection with this Agreement, the Transaction Documents and the other documents to be delivered thereunder or in connection therewith, including, without limitation (i) the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its respective rights and remedies under the Transaction Documents and the other documents to be delivered in connection therewith, (ii) all reasonable fees and expenses of GE associated with any due diligence conducted by it or on behalf of the other Indemnified Parties prior to the Closing Date and (iii) all reasonable fees and expenses associated with any collateral audits and field examinations conducted by the Administrative Agent or on behalf of the other Indemnified Parties after the Closing Date in accordance with the Transaction Documents. In addition, the Borrower agrees to pay on demand all out of pocket costs and expenses, if any (including reasonable counsel’s fees and expenses), plus, in each case, any applicable VAT thereon, incurred by the Lenders, the Administrative Agent and the other Indemnified Parties in connection with the enforcement of this Agreement, the other Transaction Documents and any other document to be delivered in connection therewith, including any restructuring, workout or administration in connection with any Transaction Documents to which it is a party or such other documents.

10.5	Confidentiality
(a)	Subject to Clause 10.5(c), the Fee Letters (including any prior drafts thereof) and any other pricing information relating to the facility contemplated by the Transaction Documents (including such information set forth in any commitment letter, term sheet or proposal prior to the Closing Date)

(collectively, “Product Information”) is confidential. Each of the Borrower, the Performance Undertaking Provider and the Servicer agrees:
(i)	to keep all Product Information confidential and to disclose Product Information only to those of its officers, employees, agents, accountants, legal counsel and other representatives (collectively “Representatives”) who have a need to know such Product Information for the purpose of assisting in the negotiation, completion and administration of the facility contemplated hereby (the “Facility”);

(ii)	to use the Product Information only in connection with the Facility and not for any other purpose; and

(iii)	to cause its Representatives to comply with these provisions and to be responsible for any failure of any Representative to so comply.
The provisions of this Clause 10.5 shall not apply to Product Information that is or hereafter becomes (other than as a result of a breach of this Clause 10.5(b)) a matter of general public knowledge. The provisions of this Clause 10.5 shall not prohibit the Borrower, the Performance Undertaking Provider or the Servicer from filing with any governmental or regulatory agency any information or other documents with respect to the Facility as may be required by applicable Law.

(b)	Each Lender and the Administrative Agent agrees to maintain the confidentiality of all non-public information with respect to the Transaction Parties, the Receivables, the Collections, the Related Security, the Collection Accounts or any other matters furnished or delivered to it pursuant to or in connection with the Commitment Letter, the term sheet, this Agreement or any other Transaction Document; provided, that such information may be disclosed (i) to such party’s Affiliates and its and their respective officers, employees, agents, accountants, legal counsel and other representatives (collectively “Lender Representatives”) who have a need to know such information for the purpose of assisting in the negotiation, completion and administration of the facility contemplated hereby, (ii) to such party’s permitted assignees and participants to the extent such disclosure is made pursuant to a written agreement of confidentiality substantially similar to this Clause 10.5(b), (iii) to the extent required by applicable Law or by any Official Body and (iv) to the extent necessary in connection with the enforcement of any Transaction Document.
The provisions of Clause 10.5(b) shall not apply to information that is or hereafter becomes (through a source other than the applicable Lender or the Administrative Agent or any Lender Representative associated with such party) a matter of general public knowledge. The provisions of this Clause 10.5 shall not prohibit any Lender or the Administrative Agent from filing with or making available to any governmental or regulatory agency any information or other documents with respect to the Facility as may be required by applicable Law or requested by such governmental or regulatory agency.

10.6	Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic file in a format that is accessible by the recipient shall be effective as delivery of a manually executed counterpart of this Agreement.

10.7	Integration; Binding Effect; Survival of Termination; Severability

This Agreement and the other Transaction Documents executed by the parties hereto on the date hereof contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Clauses 2.11 (Breakage Costs), 2.12, 2.13, 2.14, 2.15, 9, 10.4, 10.5, 10.9, 10.11, 10.13, 10.15 and 10.16 shall survive any termination of this Agreement. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

10.8	Governing law; submission to jurisdiction; appointment of process agent
(a)	This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

(b)	Each party hereto agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transaction contemplated hereby or thereby and, for such purposes, irrevocably submits to the non-exclusive jurisdiction of such courts.

(c)	Each of the parties hereto irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 10.8(b) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim any such court is not a convenient or appropriate forum.

(d)	Each of the parties hereto (other than such parties as are registered in England and Wales or otherwise have a place of business in England and Wales) agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to the English Process Agent for such party.

(e)	The submission to the jurisdiction of the courts referred to in Clause 10.8(b) shall not (and shall not be construed so as to) limit the right of any party to take proceedings against any other party or any of its respective property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
10.9	Right of Setoff

Each Lender is hereby authorised (in addition to any other rights it may have) at any time after the occurrence of the Facility Termination Date due to the occurrence of a Facility Termination Event to set off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any amounts and any other indebtedness held or owing by such Lender to, or for the account of, the Borrower against the amount of the Transaction Party Obligations owing by the Borrower to such Person.

10.10	Ratable payments

If any Lender, whether by setoff or otherwise, has payment made to it with respect to any Transaction Party Obligation in a greater proportion than that received by any other Lender entitled to receive a ratable share of such Transaction Party Obligation, such Lender agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Transaction Party Obligation held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of such Transaction Party Obligation; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.11	Limitation of Liability

No claim may be made by any party against any other party or their respective Affiliates, directors, officers, employees, attorneys or agents (each a “Default Party”) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith, except with respect to any claim arising out of the willful misconduct or gross negligence of such Default Party; and each party hereto hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

10.12	Limitation on the addition and termination of Originators
(a)	Without limiting the right of any Originator to terminate its rights and obligations to sell Receivables to a Purchaser pursuant to and in accordance with the applicable Originator Sale Agreement, the Borrower shall not consent to any request made to terminate any Originator Sale Agreement or to terminate the right or obligation of any Originator to continue selling its Receivables to the Borrower or the Intermediate Transferor (as applicable) thereunder, nor will any Originator which is the subject of such request be terminated under an Originator Sale Agreement, in each case unless (i) the Servicer provides the Administrative Agent with a certificate (signed by a Responsible Officer of the Servicer) which attaches a Daily Report giving pro forma effect to any reduction in the Net Eligible Receivables Balance and Net Eligible Funding Balance resulting from the termination of such Originator or Originator Sale Agreement, and which certifies that, after giving pro forma effect to such termination and any prepayments of Loans on or prior to the date of such termination, the Aggregate Principal Balance does not exceed the Maximum Aggregate Principal Balance, (ii) no Facility Event (other than with respect to the Originator so terminated) has occurred and is continuing (both before and after giving effect to such termination) and (iii) the Administrative Agent will have received five (5) Business Days’ prior written notice of such termination.

(b)	The Borrower will not consent to the addition of a new Originator under an Originator Sale Agreement except (i) with the consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld), (ii) upon the satisfaction of the conditions precedent specified in such Originator Sale Agreement and (iii) upon the delivery of an amendment hereto reflecting the addition of such new Originator.

(c)	The Borrower will not enter into any new Originator Sale Agreement and the Borrower will not enter into any new Intermediate Transfer Agreement unless (i) each Person proposed to become a new Originator thereunder is organised under the laws of an Approved Originator Jurisdiction, and to the extent permitted by Law, has become a party to the Servicing Agreement as a Sub-Servicer and, with respect to a new Intermediate Transferor, is reasonably satisfactory to each Lender, (ii) the Originator Sale Agreement is in form and substance reasonably satisfactory to the Required Lenders, (iii) the Borrower shall have delivered such instruments, opinions and other documents as the Required Lenders (or all Lenders with respect to any new Intermediate Transferor) may reasonably request in connection therewith (including amendment of the Performance Undertaking to include the obligations of any new Originator and amendment of Clause 2.6 (Application of Collections prior to Facility Termination Date) to adjust the allocations therein), all of which shall be in form and substance reasonably satisfactory to the Required Lenders, (iv) no Facility Event has occurred and is continuing or would result therefrom and (v) the Administrative Agent shall have received an amendment hereto reflecting such new Originator Sale Agreement and/or Intermediate Transfer Agreement.

(d)	The provisions of paragraphs (b) and (c) above shall not apply to the addition of an Originator the accession of whom to the Transaction Documents is effected in accordance with Clause 4 (Accession of Originators) in connection with the satisfaction of the relevant conditions precedent to the Initial Effective Date applicable to such Originator.
10.13	Judgment Currency
(a)	If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)	The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Clause 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
10.14	Contracts (Rights of Third Parties) Act (1999)
(a)	Except in respect of the Indemnified Parties, Transaction Parties and Secured Parties not party hereto which Persons (including, for the avoidance of doubt their respective successors and permitted assigns) are intended to have the benefit of this Agreement pursuant to the Contracts (Rights of Third Parties) Act (1999), the parties hereto do not intend any terms of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act (1999).

(b)	Notwithstanding Clause 10.14(a) and any other term or condition of this Agreement, but subject to Clause 10.1 (Amendments, etc.), the consent of any Person who is not a party hereto (other than the Transaction Parties) is not required to rescind or vary this Agreement at any time.
10.15	USA Patriot Act

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of US Pub. L. 107-56 (signed into law October 26, 2001))

and any similar Law in any relevant jurisdiction (the “Acts”), it is required to obtain, verify and record information that identifies the Transaction Parties, which information includes the name and address of each Transaction Party and other information that will allow such Lender to identify such Transaction Party in accordance with the Acts.

10.16	No proceeding; limited recourse
(a)	Each of the parties hereto hereby agrees that (i) it will not institute against any Transaction SPV any proceeding of the type referred to in the definition of Event of Bankruptcy until there shall have elapsed two years plus one day since the Final Payout Date (or, in the case of the Spanish Account SPV, the Seller Payout Date with respect to all Originators related to the Spanish Account SPV) and (ii) notwithstanding anything contained herein or in any other Transaction Document to the contrary, the obligations of each Transaction SPV under the Transaction Documents are solely the corporate obligations of such Transaction SPV and shall be payable solely to the extent of funds which are received by such Transaction SPV pursuant to the Transaction Documents and available for such payment in accordance with the terms of the Transaction Documents and shall be non-recourse other than with respect to such available funds and, without limiting Clause 10.16, if ever and until such time as such Transaction SPV has sufficient funds to pay such obligation shall not constitute a claim against such Transaction SPV.

(b)	No recourse under any obligation, covenant or agreement of any Transaction SPV contained in this Agreement or any other Transaction Document shall be had against any incorporator, stockholder, officer, director, member, manager, employee or agent of such Transaction SPV by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement and the other Transaction Documents are solely a corporate obligation of such Transaction SPV, and that no personal liability whatever shall attach to or be incurred by any incorporator, stockholder, officer, director, member, manager, employee or agent of any Transaction SPV or any of them under or by reason of any of the obligations, covenants or agreements of such Transaction SPV contained in this Agreement or any other Transaction Document, or implied therefrom, and that any and all personal liability for breaches by any Transaction SPV of any of such obligations, covenants or agreements, either at common law or at equity, or by statute, rule or regulation, of every such incorporator, stockholder, officer, director, member, manager, employee or agent is hereby expressly waived as a condition of and in consideration for the execution of this Agreement; provided that the foregoing shall not relieve any such Person from any liability it might otherwise have as a result of fraudulent actions taken or fraudulent omissions made by them.

[Schedules and Exhibits Omitted]

EXECUTION of Receivables Loan Agreement:
The parties have shown their acceptance of the terms of this Agreement by executing it below.
The Borrower

Given under the Common Seal

of Dana Europe Financing (Ireland) Limited:

/s/ Frank Heffernan

Director

/s/ Michelle Hall

Secretary
Structured Finance Management (Ireland) Limited
as Secretary

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EXECUTION of Receivables Loan Agreement:
The Servicer
DANA INTERNATIONAL LUXEMBOURG SARL

Signature:	/s/ Cornelia v. Künsberg

Name:	Cornelia von Künsberg

Title/Authority: Authorised Director and PoA Holder

EXECUTION of Receivables Loan Agreement:
Lender

Signed by Adrian Spurling as attorney
for GE Leveraged Loans Limited

/s/ Adrian Spurling

under a power of attorney dated 22 March 2007

Attorney for GE Leveraged Loans Limited

EXECUTION of Receivables Loan Agreement:
The Administrative Agent

Signed by Adrian Spurling as attorney
for GE Leveraged Loans Limited

/s/ Adrian Spurling

under a power of attorney dated 22 March 2007

Attorney for GE Leveraged Loans Limited

EXECUTION of Receivables Loan Agreement:
Performance Undertaking Provider
DANA INTERNATIONAL LUXEMBOURG SARL

Signature:	/s/ Cornelia v. Künsberg

Name:	Cornelia von Künsberg

Title/Authority:	Authorised Director and PoA Holder

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